Exhibit 10.1

CREDIT AGREEMENT

AMONG

AFFIRMATIVE INSURANCE HOLDINGS, INC.,

THE FROST NATIONAL BANK,
As Administrative Agent and L/C Issuer,

AND

THE OTHER LENDERS PARTY HERETO

July 30, 2004

EXHIBITS

Exhibit A	Revolving Note
Exhibit B	Term Loan Note
Exhibit C	Pledge Agreement - AAIG
Exhibit D	Revolving Loan Notice
Exhibit E	Term Loan Notice
Exhibit F	Security Agreement – Borrower
Exhibit G	Security Agreement - Subsidiary
Exhibit H	Compliance Certificate
Exhibit I	Notice of Final Agreement
Exhibit J	Assignment Agreement
Exhibit K	Guaranty Agreement
Exhibit L	Vesta Separation Agreements
Exhibit M	Applicable Rate Certificate
Exhibit N	Pledge Agreement - Borrower

Schedule 2.1	Commitments; Pro Rata Shares
Schedule 8.1	Subsidiaries
Schedule 8.4	Existing Litigation
Schedule 8.5	Existing Debt
Schedule 8.6	Vesta Obligations
Schedule 8.11	Licensed Jurisdictions
Schedule 8.16	Solvency Exceptions
Schedule 8.17	Environmental Matters
Schedule 8.18	Existing Investments
Schedule 8.19	Reinsurance Agreements
Schedule 8.21	Key Personnel
Schedule 11.1	Notice Addresses

CREDIT AGREEMENT

     THIS CREDIT AGREEMENT is dated as of July 30, 2004 (this agreement, together with all amendments and restatements, this “Agreement”), among AFFIRMATIVE INSURANCE HOLDINGS, INC., a Delaware corporation (“Borrower”), THE FROST NATIONAL BANK, as Administrative Agent and L/C Issuer, and each lender from time to time party hereto (singly, a “Lender” and collectively, the “Lenders”). Each RIC (as defined herein) is a party to this Agreement to acknowledge and agree to its obligations pursuant to Article III.

BACKGROUND

     Borrower has requested that Lenders make a revolving credit and a term credit facility available to Borrower and that L/C Issuer issue Letters of Credit for the account of Borrower and each RIC. Lenders and L/C Issuer have agreed to do so, subject to the terms and conditions of this Agreement.

AGREEMENT

     In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

     1.1 Definitions. For purposes of this Agreement:

     “AAIG” means American Agencies Insurance Group, Inc., a Texas corporation.

     “Administrative Agent” means Frost in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

     “Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.1, or such other address or account as Administrative Agent may from time to time notify Borrower, Lenders and L/C Issuer.

     “Affiliate” means any Person that directly, or indirectly, through one or more intermediaries, Controls or is Controlled By or is Under Common Control with any other Person.

     “Aggregate Commitments” means the sum of all Commitments of all Lenders.

     “Aggregate Term Commitments” means the sum of all Term Commitments of all Lenders.

     “Agreement Date” means the date of this Agreement.

     “Applicable Law” means (a) in respect of any Person, all provisions of Laws and orders of Governmental Authorities applicable to such Person and its properties, including, without limiting the foregoing, all orders and decrees of all Governmental Authorities and arbitrators in proceedings or actions to which the Person in question is a party, and (b) in respect of contracts relating to interest or finance charges that are made or performed in the State of Texas, “Applicable Law” means the Laws of the United States of America, including without limitation 12 U.S.C. §§85 and 86, and any other statute of the United States of America now or at any time hereafter prescribing the maximum rates of interest on loans and extensions of credit, and the Laws of the State of Texas, and any other Laws of the State of Texas now or at any time hereafter prescribing maximum rates of interest on loans and extensions of credit.

     “Applicable Rate” means a per annum percentage equal to (a) with respect to Loans, 1.50%, and (b) with respect to L/C Fees, 0.75%; provided that, after receipt by Administrative Agent of the initial Compliance Certificate delivered by Borrower pursuant to Section 6.2(b)(v) and thereafter, such percentages shall be adjusted as follows: effective on the third Business Day after receipt by Administrative Agent of such Compliance Certificate demonstrating a change in either Consolidated Net Worth or EBITDA so that another Applicable Rate should be applied pursuant to the table below, the Applicable Rate shall be (i) the percentage set forth in Column 1 if both Consolidated Net Worth and EBITDA are the amounts stated in Column 1, (ii) the percentage set forth in Column 2 if both Consolidated Net Worth and EBITDA are the amounts stated in Column 2, or (iii) the percentage set forth in Column 3 if either Consolidated Net Worth or EBITDA are the amount stated in Column 3. If a Compliance Certificate is not received by Administrative Agent by the date required pursuant to Section 6.2(b)(v), the Applicable Rate shall be the percentage stated in Column 3 until the third Business Day after receipt by Administrative Agent of a Compliance Certificate demonstrating a change in either Consolidated Net Worth or EBITDA so that another Applicable Rate should be applied pursuant to the table below. For purposes of determining Applicable Rate, Consolidated Net Worth shall be calculated as at the last day of each fiscal quarter of Borrower and EBITDA shall be calculated as at the last day of each fiscal quarter of Borrower for the preceding four fiscal quarters.

	Column 1		Column 2		Column 3
Consolidated			≥ $	140,000 and
Net Worth	≥ $	175,000,000	< $	175,000,000	< $	140,000,000
EBITDA	≥ $	15,000,000	≥ $	15,000,000	< $	15,000,000
Loans		1.50%		1.75%		2.00%
L/C Fee		0.75%		1.00%		1.25%

     “Applicable Rate Certificate” means a certificate substantially in the form of Exhibit M.

     “Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit J

     “Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

     “Auditors” means PricewaterhouseCoopers LLP, or other independent certified public accountants selected by Borrower and reasonably acceptable to Administrative Agent and Required Lenders.

     “Authorized Control Level” means “Authorized Control Level” as defined by NAIC from time to time and as applied in the context of the Risk-Based Capital Guidelines promulgated by NAIC (or any term substituted therefor by NAIC).

     “Authorized Signatory” means such senior personnel of Borrower, any Subsidiary of Borrower or an Obligor as may be duly authorized and designated in writing by Borrower, such Subsidiary or such Obligor to execute documents, agreements and instruments on behalf of Borrower, such Subsidiary or such Obligor.

     “Bank Liens” means Liens in favor of Administrative Agent, L/C Issuer or any Lender securing all or any of the Obligations, including, but not limited to, rights in any Collateral created in favor of Administrative Agent, L/C Issuer or any Lender, whether by mortgage, pledge, hypothecation, assignment, transfer, or other granting or creation of Liens.

     “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the applicable offshore Dollar interbank market.

     “Capital Leases” means capital leases and subleases, as defined in the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 13, dated November 1976, as amended.

     “Cash Capex” means any capital expenditure (determined in accordance with GAAP) the source of funds for which was not or is not proceeds of any Debt (whether or not subordinate to any other obligation of any Person), any operating lease or any equity issuance.

     “Change of Control” means (a) any of the individuals described on Schedule 8.21 either does not (i) hold the position with Borrower or the specified Subsidiary described on Schedule 8.21 after the Agreement Date and a replacement reasonably satisfactory to Required Lenders has not assumed such office or title within 180 days after the occurrence of such event, or (ii) possess or exercise the same or greater management authority of Borrower or such specified Subsidiary as such individual possessed on the Agreement Date and a replacement reasonably satisfactory to Required Lenders has not assumed such management authority within 180 days after the occurrence of such event, or (b) any individual not described on Schedule 8.21 occupies the executive office of Borrower or any of its Subsidiaries or possesses or exercises any management authority of any individual described on Schedule 8.21, or (c) an event or series of events by which during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the boards of directors).

     “Code” means the Uniform Commercial Code as in effect in Texas.

     “Collateral” means any assets of any Person in which at any time Administrative Agent shall be granted a Bank Lien to secure the Obligations.

     “Combined Ratio” means the ratio (expressed as a percentage rounded to two decimal places) of (a) the sum of losses incurred, plus loss expenses incurred, plus other underwriting expenses incurred, all for the four fiscal quarter period ended on the date of determination, to (b) the sum of premiums and policy fees earned, all for the four fiscal quarter period ended on the date of determination, all as calculated in accordance with the format of the statutory financial statements for a property and casualty insurance company prescribed by NAIC.

     “Commitment” means each Lender’s obligation to make Revolving Loans and Term Loans to Borrower pursuant to Section 2.1 and to participate in L/C Obligations pursuant to Section 3.3, in the aggregate principal amount not to exceed the amount set forth on Schedule 2.1 or in the most recent Assignment Agreement to which such Lender is a party.

     “Compliance Certificate” means a compliance certificate, substantially in the form of Exhibit H.

     “Consolidated Interest Expenses” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of Borrower and its Subsidiaries in connection with borrowed money (including that attributable to Capital Leases) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of Borrower and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

     “Consolidated Net Income” means, with respect to Borrower and its Subsidiaries for any period, the net income (or loss) of Borrower and its Subsidiaries for such period (excluding any extraordinary gains and any gains from discontinued operations but including extraordinary losses for such period), all determined in accordance with GAAP.

     “Consolidated Net Worth” means the net worth of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP after appropriate deduction for any minority interests in Subsidiaries.

     “Contingent Debt” means, for any Person:

          (a) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) in connection with the obligations of any other Person;

          (b) obligations under any contract providing for the making of loans, advances or capital contributions to any other Person, or for the purchase of any property from any other Person, in each case in order to enable such other Person primarily to maintain working capital, net worth or any other balance sheet condition or to pay Debts, Dividends or expenses;

          (c) obligations under any contract to rent or lease (as lessee) any real or personal property (other than operating leases) if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor;

          (d) obligations in respect of letters of credit; and

          (e) obligations under any other contract which, in economic effect, is substantially equivalent to a guaranty, including but not limited to “keep well” or “capital maintenance” agreements.

     “Control” or “Controlled By” or “Under Common Control” means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided that, in any event any Person which beneficially owns, directly or indirectly, 10% or more (in number of votes) of the securities having ordinary voting power for the election of directors of a corporation or managers of a limited liability company or other governance board of an entity shall be conclusively presumed to control such corporation or limited liability company.

     “Current Financials” means the most recent annual Financial Statements of Borrower or any of its Subsidiaries.

     “Debt” means, at any time, for any Person, (a) Capital Leases, (b) Contingent Debt, (c) debt created, issued, incurred or assumed for money borrowed or for the deferred purchase price of property purchased, (d) all debt, obligations and liabilities secured by any Lien upon any property owned by such Person, even though it has not assumed or become liable for the payment of same, and (e) liabilities in respect of unfunded vested benefits under any Plans.

     “Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization or similar debtor relief Laws affecting the rights of creditors generally from time to time in effect.

     “Default” means any of the events specified in Section 9.1 that would, with the giving of notice or the passage of time, become an Event of Default.

     “Default Rate” means a simple per annum interest rate equal to the lesser of (a) the Eurodollar Rate in effect at such time, plus 2%, and (b) the Highest Lawful Rate.

     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of a Loan required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a proceeding under Debtor Relief Law.

     “Disposition” and “Dispose” mean any sale, lease, abandonment, transfer, disposal, exchange or other transfer of any ownership or leasehold interest in or control of any asset.

     “Dividends” means, with respect to any Person, any dividend on any class of its capital stock or other equity interest now or hereafter outstanding, any distribution of cash or property to owners of any shares of such stock or other equity interest, any retirement, redemption, purchase or other acquisition, directly or indirectly, of any shares of any class of its capital stock or other equity interest now or hereafter outstanding.

     “Dollars” and the sign “$” mean lawful money of the United States of America.

     “EBITDA” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expenses for such period, (ii) the provision for federal, state, local and foreign income Taxes payable by Borrower and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense and (iv) other expenses of Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, and minus (b) all non-cash items increasing Consolidated Net Income for such period.

     “Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, real property improvements or as otherwise defined in any Environmental Law.

     “Environmental Claim” means any written accusation, allegation, notice of violation, claim, demand, order, directive, consent decree, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release; (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

     “Environmental Law” means any and all applicable domestic Laws, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (collectively “CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, 42 U.S.C. §§ 7401 et seq., as amended, the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Occupational Safety and Health Act of 1970, as amended by 29 U.S.C. §§ 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Safe Drinking Water Act of 1974, as amended by 42 U.S.C. §§ 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq., and any similar or implementing Law.

     “Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

     “ERISA” means the Employee Retirement Income Security Act of 1974.

     “Eurodollar Basis” means for any day a rate per annum equal to the “London Interbank Offered Rate” for a three-month term, as published in the “Money Rates” column of The Wall Street Journal, Central Edition, from time to time, or if any reason such rate is no longer available:

          (a) for any day the rate per annum (rounded upward to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the date of determination) with a three-month term, determined as of approximately 11:00 a.m. (London time) on the date of determination, or

          (b) if the rate referenced in clause (a) does not appear on such page or service or such page or service shall not be available, for any day the rate per annum (rounded upward to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on date of determination) with a three-month term, determined as of approximately 11:00 a.m. (London time).

     The Eurodollar Basis shall change effective as of the date of any change as published in The Wall Street Journal, Central Edition, or as determined by Administrative Agent, as appropriate. The Eurodollar Basis is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Lender.

     “Eurodollar Rate” means the sum of the Eurodollar Basis plus the Applicable Rate.

     “Eurodollar Rate Loan” means a Loan when it bears interest at a rate based on the Eurodollar Rate.

     “Event of Default” means any of the events specified in Section 9.1, provided there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further specified condition, event or act.

     “Existing Debt” means the Debt of Borrower and its Subsidiaries existing on the Agreement Date, which is described on Schedule 8.5, including renewals (but not increases) thereof.

     “Existing Investments” means the Investments of Borrower and its Subsidiaries existing on the Agreement Date, which are described on Schedule 8.18.

     “Existing Litigation” means the Litigation involving or otherwise affecting Borrower and its Subsidiaries existing on the Agreement Date.

     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Frost on such day on such transactions as determined by Administrative Agent.

     “Financial Statements” includes, but is not limited to, balance sheets, profit and loss statements, reconciliations of capital and surplus and/or partnership capital accounts, as appropriate, and statements of changes in financial position or cash flow, prepared in comparative form with respect to the corresponding period of the preceding fiscal year and prepared in accordance with SAP or GAAP, as appropriate.

     “Fixed Charges” means the sum of (a) Consolidated Interest Expenses for the four fiscal quarter period ended on the date of determination, plus (b) scheduled principal payments of Debt which would be classified as a current liability on a consolidated balance sheet of Borrower and its consolidated Subsidiaries payable during the four fiscal quarter period beginning on the day following the date of determination, plus (c) Cash Capex actually paid by Borrower and its consolidated Subsidiaries during the four fiscal quarter period ended on the date of determination, plus (d) the aggregate amount of Taxes actually paid by Borrower and its consolidated Subsidiaries during the four fiscal quarter period ended on the date of determination, plus (e) cash Dividends actually paid by Borrower during the four fiscal quarter period ended on the date of determination.

     “Fixed Charges Coverage Ratio” means the ratio (rounded to two decimal places) determined as at the last day of the most recent fiscal quarter of Borrower of (a) EBITDA for the four fiscal quarter period ended on the last day of such fiscal quarter, to (b) Fixed Charges determined as at the last day of such fiscal quarter.

     “Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

     “Frost” means The Frost National Bank and its successors.

     “GAAP” means generally accepted accounting principles applied on a consistent basis, set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board, which are applicable in the circumstances as of the date in question, and the requisite that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative Governmental Authority, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     “Guarantor” means each Subsidiary (whether now or hereafter existing) of Borrower (other than a SCHI Entity, so long as SCHI is not a wholly-owned Subsidiary of Borrower, or a RIC).

     “Guaranty” means a Guaranty Agreement, substantially in the form of either Exhibit K, duly executed by each Guarantor.

     “Hazardous Materials” means all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     “Highest Lawful Rate” means at the particular time in question the maximum rate of interest which, under Applicable Law, any Lender is then permitted to charge on the Obligations. If the maximum rate of interest which, under Applicable Law, any Lender is permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to Borrower. For purposes of determining the Highest Lawful Rate under Applicable Law, the indicated rate ceiling shall be the lesser of (a)(i) the “weekly ceiling”, as that expression is defined in Section 303.003 of the Texas Finance Code, as amended, or (ii) if available in accordance with the terms thereof and at

Administrative Agent’s option after notice to Borrower and otherwise in accordance with the terms of Section 303.103 of the Texas Finance Code, as amended, the “annualized ceiling” and (b)(i) if the amount outstanding under this Agreement is less than $250,000, 24% per annum, or (ii) if the amount under this Agreement is equal to or greater than $250,000, 28% per annum.

     “Insurance Business” means one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance.

     “Insurance Contract” means any insurance contract or policy issued by a RIC, but shall not include any Reinsurance Agreement or Retrocession Agreement.

     “Insurance Regulator” means, when used with respect to any RIC, the Governmental Authority, insurance department or similar administrative authority or agency located in (a) each state in which such RIC is domiciled or (b) to the extent asserting regulatory jurisdiction over such RIC, the Governmental Authority, insurance department, authority or agency in each state in which such RIC is licensed, and shall include any Federal insurance regulatory department, authority or agency that may be created and that asserts regulatory jurisdiction over such RIC.

     “Interest Payment Date” means each Payment Date, the Revolving Loan Maturity Date (with respect to Revolving Loans) and each Term Loan Maturity Date (with respect to the respective Term Loan).

     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or acquisition of all or substantially all of the assets of any Person, (b) any direct or indirect purchase or other acquisition of, or a beneficial interest in, any equity interest or other securities of any other Person, or (c) any direct or indirect loan, advance, or capital contribution to or investment in any other Person, including without limitation the incurrence or sufferance of Debt or accounts receivable of any other Person that are not current assets or do not arise from Dispositions to that other Person in the ordinary course of business.

     “Investment Grade Securities” means and includes (a) securities that are direct obligations of the United States of America, the payment of which is backed by the full faith and credit of the United States of America, (b) debt securities or debt instruments with a rating of A or higher by S&P, A2 or higher by Moody’s, Class (1) or higher by NAIC or the equivalent of such rating by S&P, Moody’s or NAIC, or if none of S&P, Moody’s and NAIC shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among Borrower and its wholly-owned Subsidiaries, and (c) any fund investing exclusively in investments of the type described in clauses (a) and (b), which funds may also hold immaterial amounts of cash pending investment and/or distribution.

     “Investment Policy” means the written policies and procedures which govern the acquisition and maintenance of Investments and the cash management procedures of each Borrower and each of its Subsidiaries, as such written policies and procedures exist on the Agreement Date.

     “L/C Agreements” means all agreements related to any letter of credit issued by L/C Issuer or any Affiliate of L/C Issuer for the account of Borrower, any RIC or any other Obligor, including but not limited to, any application or agreement for issuance of a letter of credit, any reimbursement agreement, and any amendment or restatement thereof.

     “L/C Commitment” means $10,000,000.

     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, the extension of the expiry date thereof (including with respect to any Auto-Renewal Letter of Credit) or the increase of the amount thereof.

     “L/C Due Date” means the earliest date specified in each respective Letter of Credit Application on which payment is due and payable to L/C Issuer with respect to any draft honored by L/C Issuer for the related Letter of Credit.

     “L/C Facility” means facility for the issuance of Letters of Credit provided for in Article III.

     “L/C Facility Expiration Date” means the first to occur of (a) July 30, 2006, (b) the date the L/C Facility is terminated pursuant to either Section 2.6 or 9.2, and (c) the date the Obligations are accelerated.

     “L/C Issuer” means Frost.

     “L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts.

     “Laws” means, collectively, all international, foreign, Federal, state and local constitutions, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

     “Letter of Credit” means any letter of credit issued hereunder. Each Letter of Credit shall be a standby letter of credit.

     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by L/C Issuer.

     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give or not to give any of the foregoing), any conditional sale or other title retention agreement, any financing or other lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the Laws of any jurisdiction.

     “Litigation” means any proceeding, claim, lawsuit and/or investigation conducted or threatened by or before any Governmental Authority, including, but not limited to, proceedings,

claims, lawsuits, and/or investigations under or pursuant to any environmental, occupational, safety and health, antitrust, unfair competition, securities, Tax, or other Law, or under or pursuant to any contract, agreement or other instrument.

     “Litigation Report” means a report, certified to be true, correct and complete by an Authorized Officer of Borrower and each of its Subsidiaries which is a party to any Litigation, describing all Litigation relating to Insurance Business of Borrower and each of its Subsidiaries, in format acceptable to Administrative Agent.

     “Loan” means a Revolving Loan or a Term Loan.

     “Loan Documents” means this Agreement, the Notes, the Security Documents, the Guaranties, the L/C Agreements and all other documents and instruments executed and delivered to Administrative Agent, L/C Issuer and any Lender by any Obligor or any other Person in connection with this Agreement.

     “Loss Report” means a monthly summarization of losses, loss adjustment expenses and related reserves in format acceptable to Administrative Agent.

     “Material Adverse Change or Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower or Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Obligor to perform its obligations under any Loan Document to which it is a party; or (c) an adverse effect on any Lien granted pursuant to a Security Agreement in any Collateral having a value of $500,000 or greater (as to any single asset included in such Collateral) or $1,000,000 or greater (as to all such Collateral), and such effect is not cured to the satisfaction of Administrative Agent within five Business Days of the first to occur of receipt by the appropriate Obligor of notice from Administrative Agent and the first date on which the appropriate Obligor was aware of the existence of such effect.

     “Maximum Amount” means the maximum amount of interest which, under Applicable Law, any Lender is permitted to charge on the Obligations.

     “Moody’s” means Moody’s Investors Service, Inc.

     “NAIC” means the National Association of Insurance Commissioners or any successor organization thereto.

     “NAIC Tests” means the ratios and other financial measurements developed by NAIC under its Insurance Regulatory Information System, as in effect from time to time.

     “Notes” means the Revolving Notes and the Term Loan Notes.

     “Notice of Final Agreement” means the Notice of Final Agreement and Waiver of Jury Trial, substantially in the form of Exhibit I.

     “Obligations” means all obligations, indebtedness and liabilities under the Loan Documents now or hereafter owing by Borrower or any other Person to or for the benefit of

Administrative Agent and Lenders, whether joint or several, fixed or contingent, including principal, interest, expenses of collection and foreclosure and attorneys’ fees that Borrower is responsible for pursuant to Section 11.2. Without limiting the generality of the foregoing, “Obligations” includes interest, fees and other amounts that would accrue after the commencement by or against Borrower, any Affiliate thereof or any other Person (other than Administrative Agent, any Lender or any Participant) of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding.

     “Obligor” means Borrower and each other Person liable for performance of any of the Obligations or the property of which secures the performance of any of the Obligations.

     “Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any Dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

     “Outstanding Amount” means, as of any date of determining, the sum of (a) the aggregate outstanding principal amount of all Revolving Loans, after giving effect to any Revolving Borrowing and any principal payment of Revolving Loans occurring on such date, (b) the aggregate outstanding principal amount of all Term Loans, after giving effect to any Term Borrowing and any principal payment of Term Loans occurring on such date, and (c) the L/C Obligations on such date, after giving effect to any L/C Credit Extension and any other changes in the aggregate amount of the L/C Obligations on such date, including as a result of payment of any Unreimbursed Amount.

     “Payment Date” means the first Business Day of each calendar quarter during the term of this Agreement.

     “PBGC” means the Pension Benefit Guaranty Corporation established under ERISA.

     “Permitted Acquisition” means the acquisition of all or substantially all of the assets or any of the equity of a property and casualty insurance company that is not, as of the acquisition effective date, issuing insurance policies other than automobile insurance policies or liable with respect to any insurance policy in force on such acquisition effective date other than automobile insurance policies, insurance agency or managing general agency, so long as in each case (a) there exists no Default or Event of Default both before and after giving effect to any such acquisition, (b) if such acquired entity is a property and casualty insurance company, the majority of the authorized, issued and outstanding equity of such acquired entity and the majority of each class of equity of such acquired entity that has voting rights (including voting rights arising upon the occurrence of a contingency) will be owned by either a Subsidiary of Borrower or a RIC, (c) if such acquired entity is an insurance agency or managing general agency, the majority of the authorized, issued and outstanding equity of such acquired entity and the majority of each class of equity of such acquired entity that has voting rights (including voting rights arising upon the occurrence of a contingency) will be owned by Borrower, (d) such acquired assets are acquired by either Borrower or a wholly-owned Subsidiary of Borrower that is a Guarantor, (e) Borrower provides Administrative Agent with information and a Compliance Certificate demonstrating pro forma compliance with the terms of this Agreement through the last to occur of the Termination Date and the last Term Loan Maturity Date, after giving effect to such acquisition, including, without limitation, each provision of Sections 7.1 through 7.5, (f) the aggregate cash portion of the consideration for all such acquisitions does not exceed $5,000,000 during any fiscal year of Borrower or $10,000,000 over the term of this Agreement, and (g) each acquisition is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis pursuant to an acquisition agreement approved by the board of directors or other applicable governing body of the entity to be acquired prior to the commencement thereof, and (h) each acquired entity executes and delivers, or causes to be executed and delivered, each of the documents described in Sections 7.10(a) – (i).

     “Permitted Debt” means (a) Existing Debt, (b) the Obligations, (c) trade accounts payable and other similar obligations incurred in the ordinary course of business, (d) intercompany balances in the ordinary course of business among Borrower and its Subsidiaries; provided, that all amounts owed by any Obligor to its Subsidiaries shall be subordinated to all Obligations on terms acceptable to Required Lenders, and, provided further, the aggregate amount of all Debt payable by SCHI Entities to Borrower and its Subsidiaries shall not exceed $1,000,000 at any time, (e) Capital Leases of Borrower and each of its Subsidiaries in an aggregate principal amount not to exceed $500,000 at any time, and (f) other Debt of Borrower subordinated to the Obligations on terms acceptable to Required Lenders in their discretion.

     “Permitted Investments” means (a) Investment Grade Securities, (b) Existing Investments, (c) travel advances to employees in the ordinary course of business, (d) equity contributions made by Borrower or Subsidiaries of Borrower in existing Subsidiaries of Borrower that are either Guarantors or RICs, if such equity contribution results in an increase in shareholders’ or members’ equity of such Subsidiary receiving such equity contribution, and (e) other Investments of Borrower and its Subsidiaries that do not, as at any date of determination, exceed in the aggregate $500,000 (the value of each such Investment to be the greater of (1) the then current market value of such Investment, and (2) the purchase price of such Investment).

     “Permitted Liens” means (a) Bank Liens, (b) pledges or deposits made to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, pensions, or other social security programs (excluding any Liens in respect of ERISA), (c) good-faith pledges or deposits made to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money), or leases, or to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or other similar bonds in the ordinary course of business, (d) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, none of which impair the use of such property by any Obligor or any of its Subsidiaries in the operation of its business in any manner which would have a Material Adverse Effect, (e) the following, if the validity or amount thereof is being contested in good faith and by appropriate and lawful proceedings and so long as levy and execution thereon have been stayed and continue to be stayed: claims and Liens for Taxes due and payable; claims and Liens upon, and defects of title to, real or personal property or other legal process prior to adjudication of a dispute on the merits, including mechanic’s and materialmen’s Liens; and adverse judgments on appeal, (f) set-off, charge-back and other rights of depository and collection banks and other financial institutions with respect to money or instruments of Borrower or its Subsidiaries on depository with or in possession of such institutions, and (g) Liens arising under Capital Leases permitted under this Agreement.

     “Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, and a government or any department, Governmental Authority, agency or political subdivision thereof.

     “Plan” means any plan subject to Title IV of ERISA and maintained for employees of any Obligor or any of its Subsidiaries, or of any member of a controlled group of corporations, as the term “controlled group of corporations” is defined in Section 1563 of the Internal Revenue Code of 1986, as amended, of which any Obligor or any of its Subsidiaries is a part.

     “Pledge Agreements” means the Pledge Agreement executed by AAIG, substantially in the form of Exhibit C, and the Pledge Agreement executed by Borrower, substantially in the form of Exhibit N.

     “Prime Rate” means for any day a per annum rate of interest equal to the “prime rate,” as published in the “Money Rates” column of The Wall Street Journal, Central Edition, from time to time, or if for any reason such rate is no longer available, the rate established by Frost as its prime rate. The Prime Rate shall change effective as of the date of any change as published in The Wall Street Journal, Central Edition, or as established by Frost, as appropriate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Lender.

     “Prime Rate Loan” means a Loan when it bears interest at a rate based on the Prime Rate.

     “Principal Office” means the principal office of a Lender or L/C Issuer specified on Schedule 11.1.

     “Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the

Aggregate Commitments at such time; provided that if the Commitment of each Lender has been terminated pursuant to either Section 2.6 or 9.2, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the most recent Assignment Agreement to which such Lender is a party.

     “Reinsurance Agreement” means any agreement, contract, treaty or other arrangement whereby one or more insurers, as reinsurers, assume liabilities under insurance policies or agreements issued by another insurance or reinsurance company or companies.

     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

     “Remedial Action” means (a) “remedial action” as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) cleanup, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

     “Reportable Event” means a reportable event as defined in Section 4043(b) of Title IV of ERISA or PBGC regulations issued thereunder, other than a reportable event not subject to Section 4043’s notification requirements pursuant to PGBC’s regulations.

     “Required Lenders” means, as of any date of determination, at least two Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make its Pro Rata Share of Loans has been terminated pursuant to Sections 2.6 or 9.2, at least two Lenders holding in the aggregate more than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

     “Retrocession Agreement” means any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaires, assume liabilities of reinsurers under a Reinsurance Agreement or other retrocessionaires under another retrocession agreement.

     “Revolving Borrowing” means a borrowing by Borrower of Revolving Loans made by a Lender pursuant to Section 2.1.

     “Revolving Loan Maturity Date” means the first to occur of (a) the Termination Date, (b) the date the Aggregate Commitments are terminated pursuant to either Section 2.6 or 9.2, or (c) the date the Obligations are accelerated.

     “Revolving Loan Notice” means a notice of a Revolving Borrowing request pursuant to Section 2.2(a), substantially in the form of Exhibit D.

     “Revolving Note” means the promissory note made by Borrower in favor of a Lender evidencing the Revolving Loans made by such Lender, substantially in the form of Exhibit A.

     “RIC” means any Subsidiary of Borrower, whether now owned or hereafter acquired, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction, is regulated by any Insurance Regulator, and is required by any Insurance Regulator to file an annual statement in the form prescribed by NAIC for a property and casualty insurance company.

     “Risk-Based Capital” means for a RIC, the ratio (expressed as a percentage), at any time, of the Total Adjusted Capital of such RIC to the Authorized Control Level of such RIC.

     “S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., a New York corporation.

     “SAP” means the statutory accounting and reporting practices prescribed by the insurance Laws or Insurance Regulator (or other similar Governmental Authority) with respect to each RIC.

     “SCHI” means Space Coast Holdings, Inc., as Delaware corporation.

     “SCHI Entities” means SCHI, Space Coast Underwriters Insurance Agency, Inc., a Florida corporation, Harbor Insurance Managers of Pennsylvania, Inc., a Pennsylvania corporation, and Harbor Insurance Managers of Virginia, Inc., a Virginia corporation.

     “Security Agreements” means the Security Agreement executed by Borrower, substantially in the form of Exhibit F, and each Security Agreement executed by a Subsidiary of Borrower, substantially in the form of Exhibit G.

     “Security Documents” means, collectively, the Pledge Agreements, the Security Agreements and any and all other documents, instruments, financing statements, public notices and the like executed and delivered in connection with any of the Bank Liens or the Collateral.

     “Solvent” means, with respect to any Person, that the fair value of the assets of such Person (both at fair valuation and at present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person.

     “Special Counsel” means the law firm of Winstead Sechrest & Minick P.C., or such other legal counsel as Administrative Agent may select.

     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

     “Taxes” means all taxes, assessments, fees or other charges from time to time or at any time imposed by any Laws or by any Governmental Authority.

     “Term Borrowing” means a borrowing by Borrower of Term Loans made by a Lender pursuant to Section 2.1.

     “Term Commitment” means as to each Lender, its obligation to make its Pro Rata Share of a Term Loan to Borrower pursuant to Section 2.1, in the aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1.

     “Term Facility Date” means the first to occur of (a) the Termination Date, (b) the date the Aggregate Commitments are terminated pursuant to either Section 2.6 or 9.2, (c) the date the Aggregate Term Commitments are terminated pursuant to either Section 2.6 or 9.2, or (d) the date the Obligations are accelerated.

     “Term Loan Maturity Date” means, with respect to each Term Loan, the first to occur of (a) the fifth anniversary date of the making of such Term Loan, and (b) the date the Obligations are accelerated.

     “Term Loan Note” means a promissory note made by Borrower in favor of a Lender evidencing such Lender’s Pro Rata Share of a Term Loan, substantially in the form of Exhibit B.

     “Term Loan Notice” means a notice of a Term Borrowing request pursuant to Section 2.2(b), substantially in the form of Exhibit E.

     “Termination Date” means July 30, 2006.

     “Total Adjusted Capital” means “Total Adjusted Capital” as defined by NAIC from time to time and as applied in the context of the Risk-Based Capital Guidelines promulgated by NAIC (or any term substituted therefor by NAIC).

     1.2 Additional Definitions. The following additional terms have the meaning specified in the indicated Section or other provision of this Agreement:

Term	Section/Provision
Agent-Related Person	Section 10.3
Agreement	Introductory Paragraph
Assignee	Section 11.6(c)
Auto-Renewal Letter of Credit	Section 3.2(c)
Borrower	Introductory Paragraph
Cash Collateralize	Section 3.7
Compensation Period	Section 2.10(e)
Eurocurrency liabilities	Section 4.4(c)

Term	Section/Provision
Honor Date	Section 3.3(a)
Indemnified Matters	Section 6.7
Indemnified Taxes	Section 4.1(a)
Indemnitees	Section 6.7
L/C Fee	Section 3.8
Lender	Introductory Paragraph
Nonrenewal Notice Date	Section 3.2(c)
Participant	Section 11.6(b)
Participation	Section 11.6(b)
Properties	Section 8.17(a)
Revolving Loans	Section 2.1(a)
Term Loans	Section 2.1(b)
Unreimbursed Amount	Section 3.3(a)

     1.3 Construction. Unless otherwise expressly provided in this Agreement or the context requires otherwise, (a) the singular shall include the plural, and vice versa, (b) words of a gender include the other gender, (c) all accounting terms shall be construed in accordance with GAAP or SAP, as the context requires, (d) all references to time are San Antonio time, (e) monetary references are to Dollars, (f) all references to “Articles,” “Sections,” “Exhibits,” and “Schedules” are to the Articles, Sections, Exhibits, and Schedules of and to this Agreement, (g) headings used in this Agreement and each other Loan Document are for convenience only and shall not be used in connection with the interpretation of any provision hereof or thereof, (h) references to any Person include that Person’s heirs, personal representatives, successors, and permitted assigns, that Person as a debtor-in possession, and any receiver, trustee, liquidator, conservator, custodian, or similar party appointed for such Person or all or substantially all of its assets, (i) references to any Law include every amendment or restatement to it, rule and regulation adopted under it, and successor or replacement for it, and (j) references to a particular Loan Document include each amendment, modification, or supplement to or restatement of it made in accordance with this Agreement and such Loan Document.

ARTICLE II

LOANS

     2.1 Loans.

          (a) Revolving Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”), to Borrower from time to time on any Business Day during the period from the Agreement Date to the Revolving Loan Maturity Date, in an aggregate amount not to exceed at any time outstanding such Lender’s Commitment; provided, however, that after giving effect to any Revolving Borrowing,

               (i) such Lender’s Pro Rata Share of the Outstanding Amount shall not exceed such Lender’s Commitment, and

               (ii) the Outstanding Amount shall not exceed the Aggregate Commitments.

Prior to the Revolving Loan Maturity Date, Borrower may borrow, repay and reborrow Revolving Loans, all in accordance with this Agreement.

          (b) Term Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make loans (each such loan, a “Term Loan”) to Borrower from time to time on any Business Day during the period from the Agreement Date to the Term Facility Date, in an aggregate amount not to exceed such Lender’s Term Commitment; provided, however, that after giving effect to any Term Borrowing,

               (i) such Lender’s Pro Rata Share of such Term Borrowing shall not exceed such Lender’s Term Commitment,

               (ii) such Lender’s Pro Rata Share of the Outstanding Amount shall not exceed such Lender’s Commitment, and

               (iii) the Outstanding Amount shall not exceed the Aggregate Commitments.

Term Loans may not be repaid and then reborrowed. The Aggregate Term Commitments is a subfacility of the Aggregate Commitments and not in addition to the Aggregate Commitments.

     2.2 Borrowings.

          (a) Revolving Borrowings. Each Revolving Borrowing shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by telephone. Each such notice must be received by Administrative Agent not later than 2:00 p.m. (i) one Business Day prior to the requested date of any Revolving Borrowing of Eurodollar Rate Loans and (ii) one Business Day prior to the requested date of any Revolving Borrowing of Prime Rate Loans. Each such telephonic notice must be confirmed promptly by delivery to Administrative Agent of a written Revolving Loan Notice appropriately completed and signed by an Authorized Signatory of Borrower. Each Revolving Loan Notice (whether telephonic or written) shall specify (i) the requested date of the Revolving Borrowing, as the case may be (which shall be a Business Day), (ii) the principal amount of the Revolving Loan to be borrowed and (iii) whether such Revolving Borrowing will be a Eurodollar Rate Loan or a Prime Rate Loan.

          (b) Term Borrowings. Each Term Borrowing shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by telephone. Each such notice must be received by Administrative Agent not later than 2:00 p.m. (i) two Business Day prior to the requested date of any Term Borrowing of Eurodollar Rate Loans and (ii) two Business Day prior to the requested date of any Term Borrowing of Prime Rate Loans. Each such telephonic notice must be confirmed promptly by delivery to Administrative Agent of a written Term Loan Notice appropriately completed and signed by an Authorized Signatory of Borrower. Each Term Loan Notice (whether telephonic or written) shall specify (i) the requested date of the Term Borrowing, as the case may be (which shall be a Business Day), (ii) the principal amount of the Term Loan to be borrowed and (iii) whether such Term Borrowing will be a Eurodollar Rate Loan or a Prime Rate Loan. Each Term Loan shall be in the principal amount of $500,000 or any whole multiple of $500,000 in excess thereof or the unused portion of the Aggregate Term Commitments.

          (c) Funding. Upon satisfaction of the applicable conditions set forth in Article V, Administrative Agent shall make the proceeds of each Revolving Borrowing and Term Borrowing available to Borrower by crediting the account of Borrower on the books of Administrative Agent with the amount of such funds.

     2.3 Repayment.

          (a) Revolving Loans. The principal amount of all Revolving Loans shall be due and payable in full on the Revolving Loan Maturity Date.

          (b) Term Loans. The principal of each Term Loan shall be due and payable on the following dates and in the following amounts:

Payment Date	Payment Amount
Each Payment Date after the date such	An amount equal to 1/20th of the original
Term Loan was made	principal amount of such Term Loan

The applicable Term Loan Maturity Date	The remaining unpaid principal
of such Term Loan	of such Term Loan

     2.4 Voluntary Prepayments. Borrower may at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty. Each voluntary prepayment shall be accompanied by all accrued and unpaid interest thereon. Any voluntary prepayment of the Term Loans shall be applied to the unpaid scheduled installment payments of the Term Loans in the inverse order of maturity.

     2.5 Mandatory Prepayments. On each date that the Outstanding Amount exceeds the Aggregate Commitments, Borrower shall prepay the Revolving Loans in an amount equal to such excess or, if no Revolving Loans are outstanding, prepay the Term Loans (to be applied to unpaid scheduled installment payments of the Term Loans in the inverse order of maturity) in an amount equal to such excess, or if no Term Loans are outstanding, Cash Collateralize the L/C Obligations in an amount equal to such excess. On each date that the outstanding principal amount of all Term Loans exceeds the Aggregate Term Commitments, Borrower shall prepay the Term Loans (to be applied to the unpaid scheduled installment payments of the Term Loans in the inverse order of maturity) in an amount equal to such excess. Each mandatory prepayment shall be accompanied by all accrued interest thereon.

     2.6 Termination and Reduction of Commitments.

          (a) Borrower shall have the right to terminate or reduce the Aggregate Commitments, Aggregate Term Commitments and L/C Commitment at any time. Each reduction shall be in the minimum amount of $500,000 and a whole multiple of $100,000 in excess thereof.

          (b) On the Termination Date, the Aggregate Commitments shall automatically reduce to zero and terminate.

          (c) Borrower shall not have any right to rescind any termination or reduction. Once terminated or reduced, the Aggregate Commitments, Aggregate Term Commitments and L/C Commitment, respectively, may not be reinstated.

     2.7 Interest on Loans Generally.

          (a) Subject to the provisions of Section 2.7(b) and Section 2.9, each Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or such other date on which it becomes a Eurodollar Rate Loan (as applicable) to but not including the date on which another interest rate becomes applicable to it pursuant to the terms of this Agreement at a rate per annum equal to the lesser of (i) the Highest Lawful Rate and (ii) the Eurodollar Rate.

          (b) Subject to the provisions of Section 2.9, if at any time Administrative Agent has notified Borrower that the provisions of Sections 4.2 or 4.3 apply, each Loan shall bear interest on the outstanding principal amount thereof from the date on which Administrative Agent determines or is notified that the provisions of Sections 4.2 or 4.3 apply to and including the date on which Administrative Agent notifies Borrower that the provisions of Sections 4.2 and 4.3 no longer apply at a rate per annum equal to the lesser of (i) the Highest Lawful Rate and (ii) the Prime Rate. Borrower may not elect that any Loan be a Prime Rate Loan unless Administrative Agent has notified Borrower that the provisions of Sections 4.2 or 4.3 apply.

          (c) Interest on the Loans shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

     2.8 Computations. Subject to Section 11.11, interest on the Loans, fees and any other amounts due hereunder shall be calculated on the basis of actual days elapsed over a year of 360 days. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its portion of any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its portion of any Loan in any particular place or manner.

     2.9 Interest After an Event of Default. (a) If an Event of Default exists (other than an Event of Default specified in Section 9.1(e) or (f)), at the option of Required Lenders, and (b) after an Event of Default specified in Section 9.1(e) or (f) and during any continuance thereof, automatically and without any action by any Lender or Administrative Agent, the Obligations shall bear interest at a rate per annum equal to the lesser (i) the Default Rate and (ii) the Highest Lawful Rate. Such interest shall be payable on the earlier of demand, the Termination Date or the applicable Term Loan Maturity Date and shall accrue until the earlier of (a) waiver or cure (to the satisfaction of Required Lenders) of the applicable Event of Default, (b) agreement by Required Lenders to rescind the charging of interest at the Default Rate, or (c) payment in full of the Obligations. Neither Lenders nor Administrative Agent shall be required to accelerate the maturity of any Loan, to exercise any other rights or remedies under the Loan Documents, or to give notice to Borrower of the decision to charge interest at the Default Rate. Administrative Agent will undertake to notify Borrower, after the effective date, of the decision to charge interest at the Default Rate.

     2.10 Payments Generally. (a) Each payment (including prepayments) by Borrower of the principal of or interest on the Loans and any other amount owed under this Agreement or any other Loan Document shall be made not later than 2:00 p.m. on the date specified for payment under this Agreement to Administrative Agent at Administrative Agent’s Office, in Dollars constituting immediately available funds. Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Principal Office. All payments received by Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

          (b) If any payment under this Agreement or any other Loan Document shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day. Any extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

          (c) Borrower agrees to pay principal, interest, fees and all other amounts due under the Loan Documents without deduction for set-off or counterclaim or any deduction whatsoever.

          (d) If some but less than all amounts due from Borrower are received by Administrative Agent, Administrative Agent shall apply such amounts in the following order of priority: (i) to the payment of Administrative Agent’s expenses incurred on behalf of Lenders or L/C Issuer under the Loan Documents then due and payable, if any; (ii) to the payment of all other fees under the Loan Documents then due and payable; (iii) to the payment of interest then due and payable on the Loans (applied as provided in Section 9.3); (iv) to the payment of all other amounts not otherwise referred to in this Section 2.10(d) then due and payable under the Loan Documents; and (v) to the payment of principal then due and payable on the Loan (applied as provided in Section 9.3).

          (e) Unless Borrower or any Lender has notified Administrative Agent, prior to the date any payment is required to be made by it to Administrative Agent hereunder, that Borrower or such Lender, as the case may be, will not make such payment, Administrative Agent may assume that Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to Administrative Agent in immediately available funds, then:

          (i) if Borrower failed to make such payment, each Lender shall forthwith on demand repay to Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by Administrative Agent to such Lender to the date such amount is repaid to Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

          (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by Administrative Agent to Borrower to the date such amount is recovered by Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender does not pay such amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent may make a demand therefor upon Borrower, and Borrower shall pay such amount to Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the interest rate then applicable to Loans as provided in Section 2.7 or 2.9 Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which Administrative Agent, L/C Issuer Borrower may have against any Lender as a result of any default by such Lender hereunder.

     A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this Section 2.10(e) shall be conclusive, absent manifest error.

          (f) If any Lender makes available to Administrative Agent funds for its Pro Rata Share of a Revolving Loan or a Term Loan and such funds are not made available to Borrower by Administrative Agent because the conditions set forth in Article V are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

          (g) The obligation of a Lender hereunder to make its Pro Rata Share of each Revolving Loan and Term Loan are several and not joint. The failure of any Lender to fund its Pro Rata Share of any Revolving Loan or Term Loan shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to fund its Pro Rata Share of any Revolving Loan or Term Loan .

     2.11 Sharing of Payments. Any Lender obtaining a payment (whether voluntary or involuntary, due to the exercise of any right of set-off, or otherwise) on account of any in excess of its Pro Rata Share, as applicable, of all payments made by Borrower with respect to such Loan shall purchase from each other Lender such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment pro rata according to the respective Pro Rata Shares, with each other Lender; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11, to the fullest extent permitted by Law, may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

     2.12 Booking the Loans. Any Lender may make, carry or transfer its Pro Rata Share of each Loan at, to or for the account of any of its branch offices or the office of any Affiliate.

     2.13 Collateral. Payment of the Obligations is secured on the Agreement Date by (a) a perfected first priority security interest in all of the authorized, issued and outstanding capital stock and other equity interests of each RIC (other than the equity of a RIC owned by another RIC), (b) a perfected first priority security interest in all of the authorized, issued and outstanding capital stock and other equity interests of SCHI owned by Borrower, (c) a perfected first priority security interest (subject only to Permitted Liens) in current and future assets and properties of Borrower and all of its Subsidiaries (other than a RIC, except as provided in Section 3.7, and a SCHI Entity), and (d) Guaranties of the Obligations by each Subsidiary (other than a RIC and a SCHI Entity). Borrower shall cause each Subsidiary (other than a SCHI Entity, so long as SCHI is not a wholly-owned Subsidiary of Borrower, or a RIC) of Borrower created or acquired after the Agreement Date to execute and deliver to Administrative Agent a Guaranty, Security Agreement and such other documents as are required to grant to and perfect the Lien granted pursuant to such Security Agreement.

ARTICLE III

LETTER OF CREDIT FACILITY

     3.1 The L/C Commitment.

          (a) Subject to the terms and conditions of this Agreement, (i) L/C Issuer agrees, in reliance on the agreements of the other Lenders set forth in this Article III, (A) on any Business Day during the period from the Agreement Date until the L/C Facility Expiration Date, to issue Letters of Credit for the account of Borrower and each RIC, and to amend or renew Letters of Credit previously issued by it, in accordance with Section 3.1(b), and (B) to honor drafts under the Letters of Credit, and (ii) Lenders severally agree to participate in Letters of Credit issued for the account of Borrower or any RIC; provided that L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, if as of the date of and before or after giving effect to such L/C Credit Extension, (1) the L/C Obligations would exceed the L/C Commitment, or (2) the Outstanding Amount would exceed the Aggregate Commitments. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. The L/C Commitment is a subfacility of the Aggregate Commitments and not in addition to the Aggregate Commitments.

          (b) L/C Issurer shall be under no obligation to make any L/C Credit Extension if:

          (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain L/C Issuer from issuing, amending or renewing such Letter of Credit, or any Law applicable to L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over L/C Issuer shall prohibit, or request that L/C Issuer refrain from, the issuance, amendment or renewal of letters of credit generally or such Letter of Credit in particular or shall impose upon L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which L/C Issuer is not otherwise compensated hereunder) not in effect on the Agreement Date, or shall impose upon L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Agreement Date and which L/C Issuer in good faith deems material to it;

          (ii) the expiry date of such requested Letter of Credit would occur (A) after the first to occur of (1) one year after the date of issuance and (2) July 30, 2011, or (B) in the case of an Auto-Renewal Letter of Credit, more than five years after the initial issuance date of such Auto-Renewal Letter of Credit;

          (iii) the L/C Credit Extension would violate one or more policies of L/C Issuer;

          (iv) such Letter of Credit is to be used for a purpose other than to assure the performance of Borrower or a RIC pursuant to a Reinsurance Agreement to which such Borrower and/or such RIC is a party;

          (v) such Letter of Credit is to be denominated in a currency other than Dollars;

          (vi) the face amount of such Letter of Credit (including the face amount of any Auto-Renewal Letter of Credit) is less than $100,000;

          (vii) L/C Issuer has not received the L/C Fee with respect to such L/C Credit Extension; or

          (viii) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after a drawing thereunder.

          (c) L/C Issuer shall be under no obligation to amend or renew any Letter of Credit if (i) L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended or renewed form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment or renewal to such Letter of Credit.

          (d) L/C Issuer shall act on behalf of Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in Article X with respect to any acts taken or omissions suffered by L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and L/C Agreements pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to L/C Issuer.

     3.2 Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

          (a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower and the applicable RIC delivered to L/C Issuer (with a copy to Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Authorized Signatory of Borrower and such RIC, together with a copy of the Reinsurance Agreement to which the requested Letter of Credit relates. Such Letter of Credit Application must be received by L/C Issuer (with a copy to Administrative Agent) not later than 2:00 p.m. at least three Business Days (or such other date and time as L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of

Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to L/C Issuer: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder (if any); (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder (if any); and (vii) such other matters as L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to L/C Issuer: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment thereof (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as L/C Issuer may reasonably require.

          (b) Promptly after receipt of any Letter of Credit Application, L/C Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, L/C Issuer will provide Administrative Agent with a copy thereof. Unless L/C Issuer has received written notice from any Lender, Administrative Agent or Borrower or the appropriate RIC, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in this Article III shall not then be satisfied, then, subject to the terms and conditions hereof, L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower and the applicable RIC or enter into the applicable amendment, as the case may be, in each case in accordance with L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

          (c) If Borrower and the applicable RIC so request in any applicable Letter of Credit Application, L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit and in no event later than seven Business Days prior to the expiry date of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued (or if no date is agreed to at issuance, the day seven Business Days prior to the expiry date of such Letter of Credit). Unless otherwise directed by L/C Issuer, Borrower shall not be required to make a specific request to L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, Lenders shall be deemed to have authorized (but may not require) L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the date specified in Section 3.1(b)(ii); provided, however, that L/C Issuer shall not permit any such renewal if (A) L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Nonrenewal Notice Date (1) from Administrative Agent that Required Lenders have elected not to permit such renewal or (2) from Administrative Agent, any Lender, Borrower or the applicable RIC that one or more of the applicable conditions specified in Section 5.2 is not then satisfied.

          (d) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, L/C Issuer will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

     3.3 Drawings and Reimbursements; Funding of Participations.

          (a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, L/C Issuer shall notify Borrower, the applicable RIC and Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower and the applicable RIC, jointly and severally, shall reimburse L/C Issuer through Administrative Agent in an amount equal to the amount of such drawing (which, if no Default or Event of Default exists before and after giving effect thereto and subject to the other conditions of this Agreement, can be made with the proceeds of a Revolving Loan). If Borrower or the applicable RIC fails to so reimburse L/C Issuer by such time, Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. The Unreimbursed Amount shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

          (b) Each Lender shall upon any notice pursuant to Section 3.3(a) make funds available to Administrative Agent for the account of L/C Issuer at Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent. In such event, each Lender’s payment to Administrative Agent for the account of L/C Issuer pursuant to this Section 3.3(b) shall be deemed payment (to the extent of such payment) in respect of its participation in such Letter of Credit. Administrative Agent shall remit the funds so received to L/C Issuer.

          (c) Until each Lender funds its Pro Rata Share of its participation pursuant to this Section 3.3 to reimburse L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of L/C Issuer.

          (d) Each Lender’s obligation to fund its Pro Rata Share of its participation to reimburse L/C Issuer for amounts drawn under Letters of Credit pursuant to this Section 3.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against L/C Issuer, Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing.

          (e) If any Lender fails to make available to Administrative Agent for the account of L/C Issuer any amount required to be paid by such Lender pursuant to this Section 3.3 by the time specified in this Section 3.3, L/C Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of L/C Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (e) shall be conclusive absent manifest error.

     3.4 Repayment of Participations.

          (a) At any time after L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s payment in accordance with Section 3.3, if Administrative Agent receives for the account of L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower, the applicable RIC or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participation was outstanding) in the same funds as those received by Administrative Agent.

          (b) If any payment received by Administrative Agent for the account of L/C Issuer pursuant to Section 3.3 is required to be returned (including pursuant to any settlement entered into by L/C Issuer in its discretion), each Lender shall pay to Administrative Agent for the account of L/C Issuer its Pro Rata Share thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

     3.5 Obligations Absolute. The obligation of Borrower and the applicable RIC to reimburse L/C Issuer for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the applicable L/C Agreements under all circumstances, including the following:

          (a) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

          (b) the existence of any claim, counterclaim, setoff, defense or other right that Borrower or the applicable RIC may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

          (c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient (other than any material insufficiency) in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

          (d) any payment by L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

          (e) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or the applicable RIC (other than a circumstance or happening caused by the gross negligence or intentional misconduct of L/C Issuer).

     Borrower and the applicable RIC shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify L/C Issuer. Borrower and the applicable RIC shall be conclusively deemed to have waived any such claim against L/C Issuer and its correspondents unless such notice is given as aforesaid.

     3.6 Role of L/C Issuer. Each Lender, Borrower and each RIC agree that, in paying any drawing under a Letter of Credit, L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of L/C Issuer, Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C Agreements. Borrower and the applicable RIC hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s or the applicable RIC’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of L/C Issuer, Administrative Agent, any Lender, any of their respective Affiliates nor any correspondent, participant or assignee of L/C Issuer, shall be liable or responsible for any of the matters described in Section 3.5; provided, however, that anything in such clauses to the contrary notwithstanding, Borrower and the applicable RIC may have a claim against L/C Issuer, and L/C Issuer may be liable to Borrower and the applicable RIC, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower and the applicable RIC which Borrower and the applicable RIC prove were caused by L/C Issuer’s willful misconduct or gross negligence or L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

     3.7 Cash Collateral. Upon the request of Administrative Agent, if an Event of Default exists, Borrower and the applicable RIC, jointly and severally, shall immediately Cash Collateralize the then outstanding amount of all L/C Obligations. Section 2.5 sets forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 3.7 and Section 2.5, “Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of L/C Issuer and Lenders, as collateral for L/C Obligations, cash or deposit account balances (in an amount not less than the L/C Obligations) pursuant to documentation in form and substance satisfactory to Administrative Agent and L/C Issuer (which documents are hereby consented to by Lenders). Derivatives of such term have corresponding meanings. Borrower and each RIC hereby grant to Administrative Agent, for the benefit of L/C Issuer and Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Frost under the control of Administrative Agent. The obligations imposed on a RIC pursuant to this Section 3.7 shall be limited to the extent necessary in order for the RIC to comply with all relevant insurance Laws and may be subject to regulatory approval.

     3.8 Letter of Credit Fees. Borrower and the applicable RIC, jointly and severally, shall pay to Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “L/C Fee”) for each Letter of Credit equal to the Applicable Rate times the face amount of such Letter of Credit. The L/C Fee is due and payable on the date of issuance, the date of renewal (including the date of renewal of each Auto-Renewal Letter of Credit), the date of extension of the expiry date and the date of any amendment to a Letter of Credit if the effect of such amendment is to renew such Letter of Credit, extend the expiry date or increase the maximum amount available to be drawn under such Letter of Credit.

     3.9 Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Borrower and the applicable RIC, jointly and severally, shall pay directly to L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of L/C Issuer relating to L/C Credit Extensions as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

     3.10 Conflict with L/C Agreements. In the event of any conflict between the terms hereof and the terms of any L/C Agreements, the terms hereof shall control.

     3.11 Letters of Credit Issued for RIC. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a RIC, Borrower shall be obligated to reimburse L/C Issuer hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of a RIC inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of each RIC.

ARTICLE IV

TAXES, YIELD PROTECTION AND ILLEGALITY

     4.1 Taxes.

          (a) Except as provided in this Section 4.1, any and all payments by Borrower to or for the account of Administrative Agent, any Lender or L/C Issuer under any Loan Document shall be made free and clear of and without deduction for any and all present or future income, stamp or other Taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, now or hereafter imposed, and all liabilities with respect thereto, excluding, in the case of Administrative Agent, any Lender, L/C Issuer, or its Principal Office, applicable lending office, or any branch or Affiliate thereof, Taxes imposed on or measured by its net income (including net income Taxes imposed by means of a backup withholding tax) franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of Administrative Agent, such Lender, or L/C Issuer or its Principal Office, applicable lending office, or any branch or Affiliate thereof, in each case imposed: (i) by the jurisdiction under the Laws of which Administrative Agent, such Lender, or L/C Issuer or its Principal Office, applicable lending office, branch or Affiliate is organized or is located, or in which the principal executive office of Administrative Agent, such Lender, or L/C Issuer is located, or any nation within which such jurisdiction is located or any political subdivision thereof, or (ii) by reason of any present or former connection between the jurisdiction imposing such Tax and Administrative Agent, such Lender, or L/C Issuer or its applicable lending office, branch or Affiliate other than a connection arising solely from Administrative Agent, such Lender, or L/C Issuer having executed, delivered or performed its obligation under, or received payment under or enforced this Agreement the Laws of such jurisdiction (all such Taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Indemnified Taxes”). If Borrower shall be required by any Laws to deduct any Indemnified Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent, any Lender, or L/C Issuer, (i) the sum payable shall be increased as necessary to yield to Administrative Agent, such Lender, or L/C Issuer an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with Applicable Laws, and (iv) promptly (but in no event later than thirty days) after the date of such payment, Borrower shall furnish to Administrative Agent (which shall forward the same to such Lender or L/C Issuer) the original or a certified copy of a receipt evidencing payment thereof.

          (b) In addition, Borrower shall pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

          (c) If Borrower shall be required to deduct or pay any Indemnified Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent, any Lender or L/C Issuer, Borrower shall also pay to Administrative Agent (its account and for the account of such Lender or L/C Issuer, as applicable), at the time interest on the

Obligations is paid, such additional amount that Administrative Agent, such Lender, or L/C Issuer specifies as necessary to preserve the after-tax yield (after factoring in all Taxes, including Taxes imposed on or measured by net income) Administrative Agent, such Lender, or L/C Issuer would have received if such Indemnified Taxes or Other Taxes had not been imposed.

          (d) BORROWER SHALL INDEMNIFY ADMINISTRATIVE AGENT, EACH LENDER AND L/C ISSUER FOR (i) THE FULL AMOUNT OF INDEMNIFIED TAXES AND OTHER TAXES (INCLUDING ANY INDEMNIFIED TAXES OR OTHER TAXES IMPOSED OR ASSERTED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION) PAID BY ADMINISTRATIVE AGENT, SUCH LENDER, AND L/C ISSUER, (ii) AMOUNTS PAYABLE UNDER SECTION 4.1(c) AND (iii) ANY LIABILITY (INCLUDING PENALTIES, INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, IN EACH CASE WHETHER OR NOT SUCH INDEMNIFIED TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY IMPOSED OR ASSERTED BY THE RELEVANT GOVERNMENTAL AUTHORITY. PAYMENT UNDER THIS SECTION 4.1(d) SHALL BE MADE WITHIN THIRTY DAYS AFTER THE DATE ADMINISTRATIVE AGENT, ANY LENDER, OR L/C ISSUER MAKES A DEMAND THEREFOR.

          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

     Without limiting the generality of the foregoing, if Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

          (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

          (ii) duly completed copies of Internal Revenue Service Form W-8ECI,

          (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section

881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

          (iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower to determine the withholding or deduction required to be made.

          (f) If Administrative Agent, any Lender or L/C Issuer determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent, such Lender or L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Administrative Agent, such Lender or L/C Issuer, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent, such Lender or L/C Issuer in the event Administrative Agent, such Lender or L/C Issuer is required to repay such refund to such Governmental Authority. This Section shall not be construed to require Administrative Agent, any Lender or L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

     4.2 Illegality. If any Lender determines that any change in Law on or after the Agreement Date has made it unlawful, or that any Governmental Authority on or after the Agreement Date has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Eurodollar Basis, then, on notice thereof by such Lender to Administrative Agent (who shall notify Borrower thereof), any obligation of such Lender to make or maintain Eurodollar Rate Loans shall be suspended until each Lender notifies Administrative Agent (who shall notify Borrower thereof) that the circumstances giving rise to such determination no longer exist. Upon the date of such notice, all Eurodollar Rate Loans of all Lenders shall convert to Prime Rate Loans. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

     4.3 Inability to Determine Rates. If (a) Administrative Agent reasonably determines in connection with any request for or maintenance of a Eurodollar Basis Loan or any determination of the Eurodollar Basis that (i) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and applicable term, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Basis, or (b) any

Lender notifies Administrative Agent that the Eurodollar Basis for such Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lender of funding or maintaining such Eurodollar Rate Loan, Administrative Agent will promptly notify Borrower and all Lenders. Thereafter, the obligation of all Lenders to make or maintain Eurodollar Rate Loans shall be suspended until each Lender notifies Administrative Agent that such Lender revokes such notice. Upon the date of such notice, all Eurodollar Rate Loans of all Lenders shall convert to Prime Rate Loans.

     4.4 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

          (a) If any Lender in good faith determines that as a result of the introduction of or any change in or in the interpretation of any Law on or after the Agreement Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 4.4(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes (as to which Section 4.1 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Principal Office or applicable lending office, and (iii) reserve requirements contemplated by Section 4.4(c)), then from time to time within five Business Days after demand of such Lender (with a copy of such document to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

          (b) If any Lender in good faith determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof on or after the Agreement Date, or compliance by such Lender (or its lending office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender with respect to this Agreement as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time within five Business Days after demand of such Lender (with a copy of such demand to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

          (c) Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall constitute prima facie evidence as to the facts thereof), which shall be due and payable on each date on which interest is payable on such Loan, provided Borrower shall have received at least fifteen days’ prior notice (with a copy of such notice to Administrative Agent) of such additional interest from such Lender. If such Lender fails to give notice fifteen days prior to the relevant Payment Date, such additional interest shall be due and payable fifteen days from receipt of such notice.

          (d) If any Lender claims any additional amounts payable pursuant to this Section 4.4, it shall use its reasonable best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office, if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Lender, be disadvantageous to such Lender.

     4.5 Matters Applicable to all Requests for Compensation. Any demand or notice delivered by Administrative Agent, any Lender or L/C Issuer to Borrower claiming compensation under this Article IV shall be in writing and shall certify (a) that one of the events described in this Article IV has occurred, describing in reasonable detail the nature of such event and (b) as to the amount or amounts for which Administrative Agent, such Lender or L/C Issuer seeks compensation hereunder, setting forth in reasonable detail the basis for and calculations of such compensation. Such certification shall be conclusive in the absence of manifest error. In determining such amount, Administrative Agent, such Lender or L/C Issuer may use any reasonable averaging and attribution methods.

     4.6 Replacement of Lenders. If any Lender requests compensation under Section 4.4, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, Borrower may replace such Lender in accordance with Section 11.12.

     4.7 Survival. All of Borrower’s obligations under this Article IV shall survive termination of the Aggregate Commitments and payment in full of all Obligations.

ARTICLE V

CONDITIONS PRECEDENT

     5.1 Conditions Precedent to Initial Loan and Letter of Credit. The obligation of each Lender to make its Pro Rata Share of the initial Loan and L/C Issuer to issue the initial Letter of Credit is subject to (i) receipt by Administrative Agent of the following items which are to be delivered, in form and substance reasonably satisfactory to Administrative Agent, each Lender and L/C Issuer and (ii) satisfaction of the following conditions, in form and substance reasonably satisfactory to Administrative Agent, each Lender and L/C Issuer:

          (a) Borrower Certificate. A certificate of officers acceptable to Administrative Agent of Borrower certifying as to (i) the incumbency of the officers signing such certificate and the Loan Documents to which it is a party, (ii) an original certified copy of its Certificate of Incorporation, certified as true, complete and correct as of a date not more than ten days prior to the Agreement Date by the appropriate authority of the State of Delaware, (iii) a copy of its By-Laws, as in effect on the Agreement Date, (iv) a copy of the resolutions of its Board of Directors authorizing it to execute, deliver and perform the Loan Documents to which it is a party, (v) an original certificate of good standing and existence issued by the appropriate authority of the State of Delaware (certified as of a date not more than ten days prior to the Agreement Date), (vi) the accuracy of the representations and warranties in the Loan Documents, (vii) no Default or Event of Default exists, and (viii) no Material Adverse Change having occurred.

          (b) Obligor and RIC Certificate. A certificate of officers acceptable to Administrative Agent of each Obligor (other than Borrower) and each RIC certifying as to (i) the incumbency of the officers signing such certificate and the Loan Documents to which it is a party, (ii) if a corporation, an original certified copy of its Articles of Incorporation or Certificate of Incorporation, as applicable, certified as true, complete and correct as of a date not more than ten days prior to the Agreement Date by the appropriate authority of its state of incorporation, (iii) if a limited liability company, an original certified copy of its Articles of Organizations (or similar organization and governance document), certified as true, complete and correct as of a date not more than ten days prior to the Agreement Date by the appropriate authority of its state of organization, (iv) if a limited partnership, an original certified copy of its Certificate of Limited Partnership (or similar organization or governance document), certified as true, complete and correct as of a date not more than ten days prior to the Agreement Date by the appropriate authority of its jurisdiction of organization, (v) if a corporation, a copy of its By-Laws, as in effect on the Agreement Date, (vi) if a limited liability company, a copy of its operating agreement (or similar organization and governance document), as in effect on the Agreement Date, (vii) if a limited partnership, a copy of its partnership agreement (or similar organization or governance document), as in effect on the Agreement Date, (viii) a copy of the resolutions of the appropriate governance board authorizing it to execute, deliver and perform the Loan Documents to which it is a party, and (ix) an original certificate of good standing and existence issued by the appropriate authority of its state of organization (certified as of a date not more than ten days prior to the Agreement Date).

          (c) Subsidiary Certificate. A certificate of officers acceptable to Administrative Agent of each Subsidiary (other than an Obligor or a RIC) of each Obligor certifying as to (i) if a corporation, an original certified copy of its Articles of Incorporation, certified as true, complete and correct as of a date not more than ten days prior to the Agreement Date by the appropriate authority of its state of incorporation, (ii) if a limited liability company, an original certified copy of its Articles of Organizations (or similar organization and governance document), certified as true, complete and correct as of a date not more than ten days prior to the Agreement Date by the appropriate authority of its state of organization, (iii) if a corporation, a copy of its By-Laws, as in effect on the Agreement Date, (iv) if a limited liability company, a copy of its operating agreement (or similar organization and governance document), as in effect on the Agreement Date, and (v) if a limited partnership, a copy of its partnership agreement (or similar organization or governance document), as in effect on the Agreement Date.

          (d) Notes. Duly executed Revolving Notes, payable to the order of each Lender and in an amount equal to the appropriate Commitment.

          (e) Security Documents. The duly executed and completed (i) Pledge Agreement executed by AAIG, dated as of the Agreement Date, granting to Administrative Agent, for the benefit of Lenders and L/C Issuer, a first priority Lien in the Collateral set forth therein, together with stock certificates evidencing all of the equity interest of each RIC (other than equity of a RIC owned by another RIC), (ii) Pledge Agreement executed by Borrower, dated as of the Agreement Date, granting to Administrative Agent, for the benefit of Lenders and L/C Issuer, a first priority Lien in the Collateral set forth therein, together with stock certificates evidencing all of the equity interest of SCHI owned by Borrower, (iii) undated, blank stock powers executed by the appropriate owner of the stock or other equity interest evidenced by such certificates; (iv) confirmations of all Liens in all equity interest of each RIC (other than equity of a RIC owned by another RIC); (v) confirmations of all Liens in all equity interest of SCHI owned by Borrower; and (vi) Security Agreements, executed by Borrower and each Subsidiary (other than a RIC and SCHI Entity), dated as of the Agreement Date, granting to Administrative Agent, for the benefit of Lenders and L/C Issuer, a first priority Lien in the Collateral set forth therein.

          (f) Guaranties. A duly executed Guaranty (in the form of Exhibit K) for each Subsidiary of Borrower (other than a RIC and SCHI Entity).

          (g) Expenses. Reimbursement for Special Counsel’s reasonable fees and expenses rendered through the date hereof.

          (h) UCC and Lien Searches. Searches of the Uniform Commercial Code, Tax lien and other records as Administrative Agent may require.

          (i) Opinions of Borrower’s, each RIC’s and Obligors’ Counsel. Opinions of counsel to Borrower, each RIC and each other Obligor addressed to Administrative Agent, Lenders and L/C Issuer dated the Agreement Date and covering such matters incident to the transactions contemplated hereby as Administrative Agent or Special Counsel may reasonably request.

          (j) Obligor Proceedings. Evidence that all partnership, corporate and limited liability company proceedings of each Obligor, each RIC and each other Person (other than Administrative Agent, Lenders and L/C Issuer) taken in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to Administrative Agent, each Lender, L/C Issuer and Special Counsel; and Administrative Agent, each Lender and L/C Issuer shall have received copies of all documents or other evidence which Administrative Agent, each Lender, L/C Issuer or Special Counsel may reasonably request in connection with such transactions.

          (k) Current Financial Statements. A copy of the Current Financials, including (i) the audited annual consolidated Financial Statements, showing the financial condition and results of operations of Borrower and its consolidation Subsidiaries (other than each RIC) as of, and for the year ended on, December 31, 2003, together with the opinion of Auditors containing only qualifications and emphasis acceptable to Administrative Agent, L/C Issuer and Lenders, (ii) the unaudited consolidated Financial Statements, showing the financial condition and results of operations of Borrower and its consolidated Subsidiaries as of, and for the fiscal quarter indeed on, March 31, 2004, (iii) the audited annual Financial Statements, showing the financial condition and results of operations of each RIC as of, and for the year ended on, December 31, 2003, together with the opinion of Auditors containing only qualifications and emphasis acceptable to Administrative Agent, L/C Issuer and Lenders, and (iv) the unaudited quarterly Financial Statements, showing the financial condition and results of operations of each RIC as of, and for the fiscal quarter ended on, March 31, 2004.

          (l) Compliance Certificate. A Compliance Certificate, dated the Agreement Date and signed by an Authorized Signatory of Borrower, confirming compliance with the financial covenants set forth therein as of the most recent determination date.

          (m) Reinsurance Agreements and Retrocession Agreements. A copy of each Reinsurance Agreement and Retrocession Agreement to which Borrower or any of its Subsidiaries is a party or it or its property is subject.

          (n) Separation Agreements. A copy of each agreement between Borrower and any of its Subsidiaries and Vesta Insurance Group, Inc. and any of its Subsidiaries related to the separation of Borrower and its Subsidiaries from Vesta Insurance Group, Inc.

          (o) Investment Portfolio and Policy. A schedule of all Existing Investments and a copy of the complete currently effective Investment Policy of RIC and Administrative Agent, each Lender and L/C Issuer shall be satisfied with the investment portfolio of each RIC and the Investment Policy of each RIC.

          (p) Final Agreement Notice. The Final Agreement Notice executed by all parties thereto.

          (q) Applicable Rate Certificate. The Applicable Rate Certificate, dated the Agreement Date, duly completed and signed by the chief financial officer of Borrower.

          (r) Other Documents. In form and substance satisfactory to Administrative Agent and Special Counsel, such other documents, instruments and certificates as Administrative Agent, any Lender and L/C Issuer may reasonably require in connection with the transactions contemplated hereby.

     5.2 Conditions Precedent to all Loans and L/C Credit Extensions. The obligation of each Lender to make its Pro Rata Share of each Loan (including the initial Loan) and L/C Issuer to make any L/C Credit Extension (including the issuance of the initial Letter of Credit) is subject to fulfillment of the following conditions immediately prior to or contemporaneously with each such Loan or L/C Credit Extension:

          (a) Representations and Warranties. All of the representations and warranties of Borrower, each of its Subsidiaries and each other Obligor under this Agreement and each other Loan Document, which, pursuant to Section 8.22, are made at and as of the time of each Loan and each L/C Credit Extension, shall be true and correct when made, except to the extent applicable to a specific date, both before and after giving effect to the application of the proceeds of such Loan and L/C Credit Extension.

          (b) No Default or Event of Default. There shall not exist a Default or Event of Default.

          (c) Litigation. There shall be no Litigation pending against, or, to Borrower’s or any Obligor’s knowledge, threatened against Borrower, any other Obligor, or any Subsidiary of Borrower, or in any other manner relating directly and adversely to Borrower, any other Obligor, or any Subsidiary of Borrower, or any of their respective properties, in any court or before any arbitrator of any kind or before or by any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

          (d) Material Adverse Change. There shall have occurred no change in the business, assets, operations, prospects or conditions (financial or otherwise) of Borrower, any other Obligor, or any Subsidiary of Borrower since December 31, 2003, which caused or could reasonably be expected to cause a Material Adverse Effect.

     5.3 Conditions Precedent to all Term Loans. The obligation of each Lender to make its Pro Rata Share of each Term Loan (including the initial Term Loan) is subject to delivery by Borrower of duly executed Term Loan Notes, each dated the date such Term Loan is made, payable to the order of each Lender and in amount equal to such Lender’s Pro Rata Share of such Term Loan.

ARTICLE VI

AFFIRMATIVE COVENANTS

     From the date hereof and so long as this Agreement is in effect and until payment in full of the Obligations, the termination of the Aggregate Commitments, and the performance of all other obligations of each Obligor under this Agreement and each other Loan Document, Borrower will, and will cause each of its Subsidiaries to:

     6.1 General Covenants.

          (a) Payment of Taxes and Claims. Pay and discharge all lawful Taxes imposed upon its income or profits or upon any of its property before the same shall be in default, and all lawful claims for labor, rentals, materials and supplies which, if unpaid, might become a Lien upon its property or any part thereof; provided, however, that it shall not be required to pay or discharge any such Tax, assessment or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall be established with respect thereto, and it shall pay such Tax, charge or claim before any property subject thereto shall be sold to satisfy a Lien.

          (b) Maintenance of Existence. Do all things necessary to preserve and keep in full force and effect it as a corporation, limited liability company or partnership, as appropriate (except, as to Subsidiaries of Borrower, as permitted by Section 7.11).

          (c) Preservation of Property. Keep its properties which are necessary to continue business, whether owned in fee or otherwise, or leased, in good operating condition, ordinary wear and tear excepted, and comply with all material leases to which it is a party or under which it occupies or uses property so as to prevent any material loss or forfeiture thereunder.

          (d) Insurance. Maintain in force with financially sound and reputable insurers, policies with respect to its property and business against such casualties and contingencies (including public liability, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts as is customary in the case of entities engaged in the same or similar lines of business of comparable size and financial strength.

          (e) Compliance with Applicable Laws. Comply in all material respects with the requirements of all applicable Laws and orders of any Governmental Authority, except where contested in good faith and by proper proceedings or where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, and obtain and maintain all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business.

     6.2 Accounts, Reports and Other Information. Maintain a system of accounting in accordance with GAAP or SAP, as appropriate, consistently applied, and furnish, or cause to be furnished, to Administrative Agent, each Lender and L/C Issuer the following:

          (a) Annual Financial Statements.

          (i) As soon as available, but in any event within 160 days after the last day of each fiscal year of Borrower, annual consolidated and consolidating Financial Statements (such consolidated Financial Statements to be audited), showing the consolidated and consolidating financial condition and results of operations of Borrower and its consolidated Subsidiaries as of, and for the year ended on, such last day, accompanied by (A) an opinion of Auditors containing only qualifications and emphasis acceptable to Administrative Agent and Required Lenders, which opinion shall state that said consolidated Financial Statements have been prepared in accordance with GAAP consistently applied, and that the examination of Auditors in connection with such consolidated Financial Statements has been made in accordance with generally accepted auditing standards and that said consolidated Financial Statements present fairly the consolidated financial condition of Borrower and its consolidated Subsidiaries and their results of operations; (B) a certificate of the chief financial officer of Borrower, which certificate shall state that said Financial Statements present fairly the financial condition of Borrower and its consolidated Subsidiaries and their results of operations; and (C) a description of all Contingent Debt and Off-Balance Sheet Liabilities of Borrower and its Subsidiaries.

          (ii) As soon as available, but in any event within 60 days after the last day of each fiscal year of Borrower, unaudited annual consolidated and consolidating Financial Statements (such consolidated and consolidating Financial Statements shall be in a format, prepared in a manner and based on assumptions and procedures as are reasonably acceptable to Administrative Agent and Required Lenders), showing the consolidated and consolidating financial condition and results of operations of Borrower and its consolidated Subsidiaries as of, and for the year ended on, such last day, accompanied by (A) a certificate of the chief financial officer of Borrower, which certificate shall state that said Financial Statements present fairly the financial condition of Borrower and its consolidated Subsidiaries and their results of operations; and (B) a description of all Contingent Debt and Off-Balance Sheet Liabilities of Borrower and its Subsidiaries.

          (iii) With respect to each RIC , within 15 days after the first to occur of (A) the required filing date (as established by Law or the applicable Insurance Regulator), and (B) the date on which actually filed, audited annual Financial Statements, prepared by Auditors in accordance with SAP, showing the financial condition and results of operations of such RIC, as of, and for the year ended on, such last day, accompanied by (1) an opinion of Auditors containing only qualifications and emphasis acceptable to Administrative Agent and Required Lenders, which opinion shall state that said Financial Statements have been prepared in accordance with SAP consistently applied, and that the examination of the Auditors in connection with such Financial Statements has been made in accordance with generally accepted auditing standards and that said Financial Statements present fairly the financial condition of such RIC, and its results of operations; and (2) a description of all Contingent Debt and Off-Balance Sheet Liabilities of such RIC.

          (iv) With respect to each RIC, within 15 days after the first to occur of (A) the required filing date (as established by Law or the applicable Insurance Regulator), and (B) the date on which actually filed, annual Financial Statements prepared in the form of convention blanks prescribed by NAIC, as filed with each Insurance Regulator.

          (v) As soon as available, but in any event within 90 days following the end of each fiscal year, a copy of the annual consolidated operating budget of Borrower and its Subsidiaries for the succeeding fiscal year, in a form acceptable to Administrative Agent and Required Lenders.

          (vi) With respect to each RIC, as soon as available and in any event within 15 days after the applicable filing date (as required by Applicable Laws), a copy of the “Statement of Actuarial Opinion” and “Management Discussion and Analysis” for such RIC (prepared in accordance with SAP) for each fiscal year of such RIC and as filed with the applicable Insurance Regulator in compliance with the requirements thereof (or a report containing equivalent information for such RIC, if such RIC is not so required to file the foregoing with the applicable Insurance Regulator).

          (b) Quarterly Financial Statements.

          (i) Within 60 days after the last day of each fiscal quarter (including the last fiscal quarter of each fiscal year) of Borrower, (A) unaudited consolidated and consolidating Financial Statements (which consolidated and consolidating Financial Statements shall be in format, prepared in a manner and based on such assumptions and procedures as are acceptable to Administrative Agent and Required Lenders), showing the consolidated and consolidating financial condition and results of operations of Borrower and its consolidated Subsidiaries as of, and for the quarter ended on, such last day (subject to year-end adjustment), and which shall include an income statement for the fiscal year through such last day, prepared in accordance with GAAP; (B) a certificate of the chief financial officer of Borrower, which certificate shall state that said Financial Statements present fairly the financial condition of Borrower and its consolidated Subsidiaries and their results of operations; and (C) a description of all Contingent Debt and Off-Balance Sheet Liabilities of Borrower and its Subsidiaries.

          (ii) With respect to each RIC, within 60 days after the last day of each fiscal quarter of such RIC, unaudited quarterly Financial Statements, prepared in accordance with SAP, showing the financial condition and results of operations of such RIC as of, and for the quarter ended on, such last day (subject to year-end adjustment), and which shall include an income statement for the fiscal year through such last day, and in the form of quarterly financial statements prescribed by NAIC, and including a report with respect to Invested Assets as set forth on Schedule D on such financial statements, together with a description of all Contingent Debt and Off-Balance Sheet Liabilities of such RIC.

          (iii) Within 45 days after the end of each fiscal quarter of Borrower, a Loss Report as at the last day of such quarter.

          (iv) Within 60 days after the end of each fiscal quarter of Borrower, a Litigation Report for such fiscal quarter.

          (v) Together with the Financial Statements delivered pursuant to Section 6.2(b)(i), a Compliance Certificate executed by an Authorized Signatory who is a senior financial officer of Borrower.

          (c) Other Reports. Promptly upon request by Administrative Agent, a copy of (i) such financial statements, reports, notices or proxy statements sent by it to stockholders requested by Administrative Agent, (ii) such regular or periodic reports and any registration statements, prospectuses and written communications in respect thereof filed by it with any state insurance department, any securities exchange, or with the Securities Exchange Commission or any successor agency requested by Administrative Agent, and (iii) all press releases concerning it.

          (d) Notice of Default. Promptly upon the happening of any condition or event which constitutes an Event of Default or Default, a written notice specifying the nature and period of existence thereof and what action it is taking and propose to take with respect thereto.

          (e) Notice of Litigation. Promptly upon becoming aware of the existence of any Litigation before any Governmental Authority, arbitrator or mediator (but no later than 10 days after the filing thereof) involving it, (i) which could reasonably be expected to involve its payment of $1,000,000 or more, or (ii) which, under normal operating standards, could result in a reserve being established in excess of $1,000,000, a written notice specifying the nature thereof and whether it will contest such proceeding.

          (f) Notice of Claimed Default. Promptly upon becoming aware that the holder of any note or any evidence of indebtedness or other security or payee of any obligation in an amount of $250,000 or more has given notice or taken any action with respect to a claimed default or event of default thereunder, a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default thereunder and what action it is taking or proposes to take with respect thereto.

          (g) Notice from Governmental Authority. Promptly upon receipt thereof, information with respect to and copies of any notices received from any Governmental Authority relating to an order, ruling, statute or other Law or information which could reasonably be expected to have a Material Adverse Effect.

          (h) Investment Policy. Within (i) 90 days after the last day of each fiscal year of each RIC, a copy of the Investment Policy of such RIC applicable to the current fiscal year of such RIC, as approved by the board of directors or other appropriate governance body of such RIC, and (ii) within 5 days after any amendment to or restatement of any Investment Policy of any RIC, a copy of such amendment or restatement as approved by the board of directors or other appropriate governance body of such RIC.

          (i) Reinsurance Agreements and Retrocession Agreements. Not later than (i) 10 days prior to the termination of each Reinsurance Agreement and Retrocession Agreement, a copy of the slip or other document, agreement or correspondence with each reinsurer, retrocessionaire, reinsurance broker or agent which will amend, restate or supersede such terminating Reinsurance Agreement or Retrocession Agreement, and (ii) 30 days after the first to occur of (A) execution, and (B) the effective date of each Reinsurance Agreement and Retrocession Agreement, a copy of each such Reinsurance Agreement and Retrocession Agreement, certified to be complete and correct by an Authorized Signatory of the RIC a party to such agreement acceptable to Administrative Agent.

          (j) Auditors’ Reports. Promptly upon receipt thereof, a copy of (i) each other report or “management letter” submitted to Borrower or any of its Subsidiaries by Auditors in connection with any annual, interim or special audit made by them of the books of Borrower or such Subsidiary and (ii) each report submitted to Borrower or any of its Subsidiaries by any Auditors to the extent that such report, in the good faith opinion of Borrower or such Subsidiary, identifies a condition, situation or event that has or is reasonably likely to have a Material Adverse Effect.

          (k) Reserve Adequacy Report. Promptly following a request from Administrative Agent if a Default exists, a report prepared (at the expense of Borrower) by an independent actuarial consulting firm of recognized professional standing reasonably satisfactory to Administrative Agent reviewing the adequacy of reserves and surplus of each RIC determined in accordance with SAP, which firm shall be provided access to or copies of all reserve and surplus analyses and valuations relating to the Insurance Business of each RIC in the possession of or available to Borrower or any of its Subsidiaries.

          (l) Other Regulatory Statements and Reports. Promptly (i) after receipt thereof, copies of all triennial examinations and risk adjusted capital reports of any RIC, delivered to such Person by any Insurance Regulator, insurance commission or similar Governmental Authority, (ii) after receipt thereof, a copy of the final report to each RIC from the NAIC for each fiscal year, as to such RIC’s compliance or noncompliance with each of the NAIC Tests, (iii) after receipt thereof, a copy of any notice of termination, cancellation or recapture of any Reinsurance Agreement or Retrocession Agreement to which a RIC is a party to the extent such termination, cancellation or recapture is likely to have a Material Adverse Effect, (iv) and in any event within ten Business Days after receipt thereof, copies of any notice of actual suspension, termination or revocation of any license of any RIC by any Insurance Regulator, including any request by an Insurance Regulator which commits a RIC to take or refrain from taking any action or which otherwise affects the authority of such RIC to conduct its business, and (v) and in any event within thirty Business Days after Borrower or any of its Subsidiaries obtains knowledge thereof, notice of any actual changes in the insurance Laws enacted in any state in which any RIC is domiciled which would reasonably be expected to have a Material Adverse Effect.

          (m) A.M. Best. Not later than 15 days after receipt by Borrower, a copy of (i) each A.M. Best report, if any, with respect to Borrower or any of its Subsidiaries, and (ii) all correspondence from A.M. Best to Borrower or any of its Subsidiaries the contents of which (A) relate to a probable downgrade of the Best rating of any RIC or (B) describe or relate to a circumstance that would reasonably be expected to have a Material Adverse Effect.

          (n) Requested Information. With reasonable promptness, such other data, including any management reports to the Board of Directors of Borrower or any of its Subsidiaries, and information as from time to time may be reasonably requested by Administrative Agent.

     6.3 Inspection. (a) If no Event of Default exists, upon three business Day’s prior notice, and as often as may be reasonably requested, and (b) if an Event of Default exists, upon request by Administrative Agent, permit Administrative Agent or any representatives of Administrative Agent to visit and inspect any of its properties, to examine all books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss the affairs, finances and accounts with its officers, employees and Auditors (and by this provision Borrower authorizes Auditors to discuss with Administrative Agent and its representatives the finances and affairs of Borrower and its Subsidiaries). All costs and expenses of Administrative Agent related to (a) the first such inspection during each fiscal year conducted when no Event of Default exists, and (b) each such inspection conducted when an Event of Default exists, shall be a part of the Obligations and paid by Borrower to Administrative Agent within ten days after demand by Administrative Agent.

     6.4 Compliance with ERISA. Comply with ERISA in all material respects, and (a) at all times make contributions within the time limits imposed by Law to meet the minimum funding standards set forth in ERISA with respect to any Plan; (b) notify Administrative Agent as soon as reasonably practicable of any fact which it knows or should know, including but not limited to any Reportable Event, arising in connection with any Plan which could reasonably be expected to result in termination thereof by the PBGC or for the appointment by a Governmental Authority of a trustee to administer the Plan; and (c) furnish to Administrative Agent upon such request such additional information concerning any Plan as Administrative Agent may reasonably request.

     6.5 Performance of Obligations. Perform all of its obligations under the Loan Documents.

     6.6 Maintenance of Priority of Bank Liens. Upon the request of Administrative Agent from time to time, it shall perform such acts and duly authorize, execute, acknowledge, deliver, file, and record such additional assignments, pledge agreements, security agreements and other agreements, documents, instruments, and certificates as Administrative Agent may deem necessary or appropriate in order to perfect and maintain the Bank Liens in favor of Administrative Agent and preserve and protect the rights of Administrative Agent and Lenders in respect of the Collateral.

     6.7 Indemnity. BORROWER SHALL DEFEND, PROTECT, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT, L/C ISSUER AND EACH LENDER, THEIR RESPECTIVE AFFILIATES, AND EACH OF THEIR RESPECTIVE (INCLUDING SUCH AFFILIATES’) OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, SHAREHOLDERS AND CONSULTANTS (INCLUDING,

WITHOUT LIMITATION, THOSE RETAINED IN CONNECTION WITH THE SATISFACTION OR ATTEMPTED SATISFACTION OF ANY OF THE CONDITIONS SET FORTH HEREIN) OF EACH OF THE FOREGOING (COLLECTIVELY, “INDEMNITEES”) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, THE ATTORNEY COSTS OF COUNSEL FOR SUCH INDEMNITEES IN CONNECTION WITH ANY INVESTIGATIVE, ADMINISTRATIVE OR JUDICIAL PROCEEDING, WHETHER OR NOT SUCH INDEMNITEES SHALL BE DESIGNATED A PARTY THERETO), IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST SUCH INDEMNITEES (WHETHER DIRECT, INDIRECT OR CONSEQUENTIAL AND WHETHER BASED ON ANY FEDERAL, STATE, OR LOCAL LAWS AND REGULATIONS, UNDER COMMON LAW OR AT EQUITABLE CAUSE, OR ON CONTRACT, TORT OR OTHERWISE, ARISING FROM OR CONNECTED WITH THE PAST, PRESENT OR FUTURE OPERATIONS OF BORROWER OR ANY OF ITS SUBSIDIARIES OR THEIR RESPECTIVE PREDECESSORS IN INTEREST, OR THE PAST, PRESENT OR FUTURE ENVIRONMENTAL CONDITION OF PROPERTY OF BORROWER OR ANY OF ITS SUBSIDIARIES), IN ANY MANNER RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY ACT, EVENT OR TRANSACTION OR ALLEGED ACT, EVENT OR TRANSACTION RELATING OR ATTENDANT THERETO, THE MAKING OR ANY PARTICIPATION IN LOANS AND L/C CREDIT EXTENSIONS, INCLUDING IN CONNECTION WITH, OR AS A RESULT, IN WHOLE OR IN PART, OF ANY NEGLIGENCE OF ADMINISTRATIVE AGENT, L/C ISSUER OR ANY LENDER (OTHER THAN THOSE MATTERS RAISED EXCLUSIVELY BY A PARTICIPANT AGAINST A LENDER AND NOT BORROWER), OR THE USE OR INTENDED USE OF THE PROCEEDS OF ANY LOAN OR LETTER OF CREDIT HEREUNDER, OR IN CONNECTION WITH ANY INVESTIGATION OF ANY POTENTIAL MATTER COVERED HEREBY, BUT EXCLUDING ANY CLAIM OR LIABILITY THAT ARISES AS THE RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNITEE, AS FINALLY JUDICIALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION (COLLECTIVELY, “INDEMNIFIED MATTERS”). IN ADDITION, BORROWER SHALL PERIODICALLY, UPON REQUEST, REIMBURSE EACH INDEMNITEE FOR ITS REASONABLE LEGAL AND OTHER ACTUAL EXPENSES (INCLUDING THE COST OF ANY INVESTIGATION AND PREPARATION) INCURRED IN CONNECTION WITH ANY INDEMNIFIED MATTER. THE REIMBURSEMENT, INDEMNITY AND CONTRIBUTION OBLIGATIONS UNDER THIS SECTION SHALL BE IN ADDITION TO ANY LIABILITY WHICH BORROWER MAY OTHERWISE HAVE, SHALL EXTEND UPON THE SAME TERMS AND CONDITIONS TO EACH INDEMNITEE, AND SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF ANY SUCCESSORS, ASSIGNS, HEIRS AND PERSONAL REPRESENTATIVES OF BORROWER, ADMINISTRATIVE AGENT, L/C ISSUER EACH LENDER, AND ALL OTHER INDEMNITEES. THIS SECTION SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT AND PAYMENT OF THE OBLIGATIONS.

     6.8 Use of Proceeds. Borrower shall use the proceeds of the Loans and Letters of Credit (a) to provide working capital to Borrower and Guarantors, (b) to acquire capital stock of or make capital contributions to a RIC which is a Subsidiary of Borrower on the Agreement Date, which capital contribution will result in an increase of paid-in surplus of such RIC in an amount equal to such capital contribution, (c) to make Permitted Acquisitions, and (d) to secure the performance of Borrower and/or a RIC pursuant to Reinsurance Agreements to which it is or they are a party, and for no other purpose.

ARTICLE VII

NEGATIVE COVENANTS

     From the date hereof and so long as this Agreement is in effect and until payment in full of the Obligations, the termination of the Aggregate Commitments, and the performance of all other obligations of each Obligor under this Agreement and each other Loan Document:

     7.1 Combined Ratio. Borrower shall not permit the Combined Ratio of any RIC to be greater than 100% at any time.

     7.2 Risk-Based Capital. Borrower shall not permit Risk-Based Capital of any RIC to be less than 250% at any time.

     7.3 Fixed Charges Coverage Ratio. Borrower shall not permit the Fixed Charges Coverage Ratio to be less than 1.50 to 1.00 as at the last day of any fiscal quarter of Borrower.

     7.4 Consolidated Net Worth. Borrower shall not permit Consolidated Net Worth to be less than $110,000,000 at any time.

     7.5 Consolidated Net Income. Borrower shall not permit Consolidated Net Income to be less than $10,000,000, determined as at the last day of any fiscal quarter of Borrower for the four fiscal quarters ended on such date.

     7.6 Limitation on Debt. Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, become or be liable in any manner in respect of, or suffer to exist, any Debt except Permitted Debt.

     7.7 Limitation on Liens. Borrower shall not, and shall not permit any of its Subsidiaries to, create or suffer to be created or to exist any Lien upon any of its properties or assets except Permitted Liens.

     7.8 Burdensome Agreements. Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any agreement (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary to pay Dividends to Borrower or to otherwise transfer property to Borrower, (b) of any Subsidiary to guarantee the Obligations or (c) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person.

     7.9 Disposition of Assets. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, Dispose of all or any portion of any of its properties

(including any capital stock of any Subsidiary and equity interests constituting Collateral) and assets except (a) Dispositions pursuant to its Investment Policy in the ordinary course of business for full and fair consideration, (b) other Dispositions in the ordinary course of business for full and fair consideration, (c) mergers of Subsidiaries of Borrower described in the proviso to Section 7.11, and (d) Dispositions not in the ordinary course of business if (i) no single asset Disposed of or single transaction including a Disposition has a value (valued at the greater of market or book (determined in accordance with GAAP) value) less than $250,000, and (ii) the aggregate value (valued at the greater of market or book (determined in accordance with GAAP) value) of all such Dispositions by Borrower and its Subsidiaries during any fiscal year of Borrower is less than $500,000.

     7.10 Acquisition of Assets. Borrower shall not, and shall not permit any of its Subsidiaries to, acquire any assets, property or business of any Person, or participate in any joint venture, or create or acquire any Subsidiary, except (a) Permitted Acquisitions, and (b) Borrower may form new direct or indirect wholly-owned Subsidiaries which are corporations or limited liability companies which will engage in the insurance agency or managing general agency business if prior to each such new Subsidiary conducting any activities other than (i) filing its organizational documents with the appropriate authority of one of the United States, (ii) adopting its bylaws, operating agreement or other governance document and (iii) obtaining consideration for the issuance of its equity in an aggregate amount equal to the lesser of (A) the minimum initial capital required by Law and (B) $5,000, such new Subsidiary delivers to Administrative Agent (in such number of counterparts as Administrative Agent may reasonably require):

          (a) A certificate of officers acceptable to Administrative Agent of such Subsidiary certifying as to (i) the incumbency of the officers signing such certificate and the Loan Documents to which it is a party, (ii) if a corporation, an original certified copy of its Articles of Incorporation or Certificate of Incorporation, as applicable, certified as true, complete and correct by the appropriate authority of its state of incorporation as of a date not more than ten days prior to the date such certificate is delivered to Administrative Agent, (iii) if a limited liability company, an original certified copy of its Articles of Organizations (or similar organization and governance document), certified as true, complete and correct by the appropriate authority of its state of organization as of a date not more than ten days prior to the date such certificate is delivered to Administrative Agent, (iv) if a corporation, a copy of its By-Laws, as in effect on the date such certificate is delivered to Administrative Agent, (v) if a limited liability company, a copy of its operating agreement (or similar organization and governance document), as in effect on the date such certificate is delivered to Administrative Agent, (vi) a copy of the resolutions of the appropriate governance board authorizing it to execute, deliver and perform the Loan Documents to which it is a party, and (vii) an original certificate of good standing and existence issued by the appropriate authority of its state of organization (certified as of a date not more than ten days prior to the date such certificate is delivered to Administrative Agent).

          (b) The duly executed and completed Security Agreement of such Subsidiary (if such Subsidiary is not a RIC), granting to Administrative Agent, for the benefit of Lenders and L/C Issuer, a first priority Lien in the Collateral set forth therein.

          (c) The duly executed Guaranty of such Subsidiary (if such Subsidiary is not a RIC).

          (d) If such Subsidiary is a RIC all the equity of which is owned by Borrower or a Subsidiary (other than a RIC), the duly executed and completed (i) pledge agreement, granting to Administrative Agent, for the benefit of Lenders and L/C Issuer, a first priority Lien in all equity of such RIC, together with stock certificates evidencing all of the equity interest of such RIC, (ii) undated, blank stock powers and (iii) confirmations of all Liens in all equity interest of such RIC.

          (e) Reimbursement of Administrative Agent’s reasonable expenses related to the formation of such new Subsidiary, including Special Counsel’s reasonable fees and expenses.

          (f) Searches of the Uniform Commercial Code, Tax lien and other records as Administrative Agent may require.

          (g) If, with respect to any Permitted Acquisition, the aggregate consideration payable by Borrower and/or any Subsidiary of Borrower equals or exceeds $2,000,000, and with respect to any formation of a new direct or indirect wholly-owned Subsidiary of Borrower, the aggregate value of property reasonably projected to be contributed to such entity by Borrower and/or any Subsidiary of Borrower equals or exceeds $2,000,000 during the first year of existence of such entity, opinions of counsel to Borrower and such Subsidiary addressed to Administrative Agent, L/C Issuer and Lenders and covering such matters incident to such new Subsidiary and the Loan Documents as Administrative Agent or Special Counsel may reasonably request.

          (h) A Notice of Final Agreement executed by such Subsidiary.

          (i) In form and substance satisfactory to Administrative Agent and Special Counsel, such other documents, instruments and certificates as Administrative Agent, L/C Issuer and any Lender may reasonably require in connection with the formation of such new Subsidiary.

     7.11 Merger and Consolidation. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly consolidate with or merge into any other Person, permit any other Person to consolidate with or merge into it, or acquire any Person; provided, so long as no Default or Event of Default exists at the time of or immediately after giving effect thereto, Subsidiaries of Borrower, may merge with and into Borrower or any other wholly-owned Subsidiary of Borrower so long as Borrower or such other wholly-owned Subsidiary of Borrower is the survivor and the surviving Subsidiary is a Guarantor.

     7.12 Loans and Investments. Borrower shall not, and shall not permit any of its Subsidiaries to, make any Investment except (a) Permitted Investments, and (b) acquisitions permitted by Section 7.10.

     7.13 ERISA. Borrower shall not, and shall not permit any of its Subsidiaries to, make funding contributions with respect to any Plan that are less than the minimum required by ERISA or the regulations thereunder, or permit any Plan ever to be subject to involuntary termination proceeding by the PBGC pursuant to ERISA § 4042(a).

     7.14 Assignment. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, assign or transfer, or attempt to do so, any rights, duties or obligations under the Loan Documents, except in connection with a merger of a Subsidiary described in the provision to Section 7.11.

     7.15 Transactions with Affiliates. Borrower shall not, and shall not permit any of its Subsidiaries to, carry on any transaction with any of their respective Affiliates except at arm’s length and in the ordinary course of business.

     7.16 Business. Borrower shall not, and will not permit any of its Subsidiaries to, engage in any material line or lines of business activity or any businesses not engaged in on the Agreement Date.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

     Borrower represents, warrants, and covenants, to Administrative Agent, each Lender and L/C Issuer, as follows:

     8.1 Organization and Qualification. Borrower and each of its Subsidiaries (a) is a corporation, limited liability company or limited partnership duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization; (b) is duly licensed and in good standing as a foreign corporation, limited liability company or limited partnership in each jurisdiction in which the nature of the business transacted or the property owned is such as to require licensing as such; and (c) possesses all requisite corporate, limited liability company or limited partnership, respectively, power, authority and legal right, to execute, deliver and comply with the terms of the Loan Documents to be executed by it, all of which have been duly authorized and approved by all necessary corporate, limited liability company or limited partnership action and for which no approval or consent of any Governmental Authority which has not been obtained is required. No proceeding is pending for the forfeiture of any Borrower’s or any such Subsidiary’s organization documents or its dissolution. The issued and outstanding capital stock, limited liability company interest and partnership interest of Borrower and each of its Subsidiaries is duly authorized validly issued, fully paid and nonassessable, and free of the preemptive rights of shareholders. Schedule 8.1 sets forth the respective jurisdiction of organization and percentage ownership as of the Agreement Date of each of Borrower’s direct and indirect Subsidiaries. Borrower has no direct or indirect Subsidiary other than those set forth on Schedule 8.1.

     8.2 Financial Statements. The financial statements described in Section 5.1(k) heretofore furnished to Administrative Agent, L/C Issuer and Lenders are complete and correct in all material respects and prepared in accordance with GAAP or SAP, as appropriate, and fairly present the financial condition of the Persons described therein as of the dates indicated and for the periods involved. There are no Contingent Debts, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, any of which are material in amount in relation to the financial condition of Borrower or any of its Subsidiaries, except for Existing Debt. The description of all Off-Balance Sheet Liabilities of Borrower and its Subsidiaries heretofore furnished to Administrative Agent, Lenders and L/C Issuer is complete and correct in all material respects. Since the date of the financial statements described in Sections 5.1(k) or the Current Financials, there has been no Material Adverse Change.

     8.3 Compliance With Laws and Other Matters. The execution, delivery and performance and compliance with the terms of the Loan Documents will not cause Borrower or any of its Subsidiaries to be, (a) in violation of its corporate charter or bylaws, certificate of organization, operating agreement, certificate of limited partnership, partnership agreement or other organization and governance document, (b) in violation of any Law in any respect which could have any Material Adverse Effect, or (c) in default (nor has any event occurred which, with notice or lapse of time or both, could constitute a default) under any material agreement (including any agreement related to any Debt or such Person).

     8.4 Litigation. There is no Litigation pending against or, to the knowledge of Borrower, threatened against or affecting any Borrower or any of its Subsidiaries or their respective assets or properties which involves the probability of any final judgment or liability which may result in a Material Adverse Change. Schedule 8.4 is a complete and correct description of all Existing Litigation where the amount in controversy is equal to or greater than $250,000. Borrower’s good faith estimate of the aggregate amount of all claims against Borrower and its Subsidiaries pursuant to Existing Litigation on the Agreement Date is approximately $373,500. There are no outstanding or unpaid final judgments against Borrower or any of its Subsidiaries.

     8.5 Debt. Since the date of the latest of the Current Financials, neither Borrower nor any of its Subsidiaries has incurred any Debt except Permitted Debt. Schedule 8.5 is a complete and correct description of all Existing Debt.

     8.6 Vesta Obligations. Except as described on Schedule 8.6, neither Borrower nor any Subsidiary of Borrower is liable for any obligations of Vesta Insurance Group, Inc. or any of its Subsidiaries.

     8.7 Title to Properties. Borrower and each of its Subsidiaries has (a) full corporate, limited liability or partnership, respectively, power, authority and legal right to own and operate the properties which it now owns, and to carry on the lines of business in which it is now engaged, and (b) good and marketable title to its owned properties, subject to no Lien of any kind, except Permitted Liens.

     8.8 Authorization; Validity. The Board of Directors, managers, partners or other appropriate governance board of each Obligor has duly authorized the execution and delivery of the Loan Documents to which such Obligor is a party and the performance of their respective terms. No consent of the stockholders, members, partners or other equityholders of any Obligor is required as a prerequisite to the validity and enforceability of any Loan Document. Each Obligor has full corporate, limited liability or partnership, respectively, power, authority and legal right to execute and deliver and to perform and observe the provisions of all Loan Documents to which such Obligor is a party. Each of the Loan Documents is the legal, valid and binding obligation of each Obligor which is a party thereto, enforceable in accordance with its respective terms, subject as to enforcement of remedies to any Debtor Relief Laws.

     8.9 Taxes. Borrower and each of its Subsidiaries have filed all federal and state and all other material income Tax returns which are required to be filed by such Person and has paid all Taxes as shown on said returns, and all Taxes due and payable without returns and all assessments received to the extent that such Taxes or assessments have become due and payable. All Tax liabilities of Borrower and each of its Subsidiaries are adequately provided for on the books of such Person, including interest and penalties. No income Tax liability of a material nature has been asserted by taxing authorities for Taxes in excess of those already paid, except such Taxes being contested in good faith by appropriate proceedings.

     8.10 Use of Proceeds. No Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan or Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. None of the assets of any Obligor are margin stock. No Obligor nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or any of the Loan Documents to violate any regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect.

     8.11 Possession of Franchises, Licenses, Etc. Borrower and each of its Subsidiaries possesses all franchises, certificates, licenses, permits and other authorizations from all Governmental Authorities, free from burdensome restrictions, that (a) are necessary for the ownership, maintenance and operation of its properties and assets, and (b) the loss of possession of which could reasonably be expected to have a Material Adverse Effect, and such Person is not in violation of any thereof. Schedule 8.11 lists with respect to each RIC, as of the Agreement Date, all of the jurisdictions in which such RIC holds licenses (including, without limitation, licenses or certificates of authority from relevant Insurance Regulators), permits or authorizations to transact Insurance Business, and indicates the line or lines of insurance in which each such RIC is permitted to be engaged with respect to each license therein listed. To the knowledge of Borrower, (a) no such license is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, (b) there is no sustainable basis for such a suspension, revocation or limitation, and (c) no such suspension, revocation or limitation is threatened by any relevant Insurance Regulator. No RIC transacts as of the Agreement Date any Insurance Business, directly or indirectly, in any jurisdiction other than those listed on Schedule 8.11, where such business requires any license, permit or other authorization of an Insurance Regulator of such jurisdiction.

     8.12 Leases. Borrower and each of its Subsidiaries enjoys peaceful and undisturbed possession of all leases necessary for the operation of its properties and assets the loss of possession of which could reasonably be expected to have a Material Adverse Effect. All such leases are valid and subsisting and are in full force and effect.

     8.13 Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to Administrative Agent, L/C Issuer or any Lender by or on behalf of Borrower or any of its Subsidiaries in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to Borrower or any of its Subsidiaries and not known to the public generally which reasonably may be expected to materially adversely affect its assets or in the future may reasonably be expected (so far as such Borrower or each of its Subsidiaries can now foresee) to result in a Material Adverse Effect, which has not been set forth in this Agreement or in the documents, certificates and statements furnished to Administrative Agent, L/C Issuer or any Lender by or on behalf of Borrower or any of its Subsidiaries prior to the date hereof in connection with the transactions contemplated hereby.

     8.14 ERISA. Neither Borrower nor any of its Subsidiaries has (a) incurred any material accumulated funding deficiency within the meaning of ERISA, or (b) incurred any material liability to the PBGC in connection with any Plan established or maintained by it. No Reportable Event has occurred with respect to any Plan which could reasonably be expected to result in a Material Adverse Change.

     8.15 Regulatory Acts. Borrower and each of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or is subject to regulation under the Public Utility Holding Act of 1935, the Federal Power Act, the Interstate Commerce Act, or any other Law (other than Regulation X of the Board of Governors of the Federal Reserve System and applicable insurance Laws) which regulates the incurring by Borrower or any of its Subsidiaries of debt, including, but not limited to, Laws regulating common or contract carriers or the sale of electricity, gas, steam, water, or other public utility services.

     8.16 Solvency. Except as described in Schedule 8.16, Borrower and each of its Subsidiaries is, and Borrower and its Subsidiaries on a consolidated basis are, Solvent.

     8.17 Environmental Matters. Except as set forth in Schedule 8.17 or as could not reasonably be expected to result in a Material Adverse Change or Effect:

          (a) The properties owned, operated or leased by Borrower and each of its Subsidiaries (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, or (ii) could reasonably be expected to give rise to liability under, Environmental Laws;

          (b) All Environmental Permits have been obtained and are in effect with respect to the Properties and operations of Borrower and each of its Subsidiaries, and the Properties and all operations of each Obligor are in material compliance therewith;

          (c) Neither Borrower nor any of its Subsidiaries has received any written notice of an Environmental Claim in connection with the Properties or the operations of Borrower or any of its Subsidiaries, nor does Borrower or any of its Subsidiaries have knowledge that any such written notice will be received or is being threatened;

          (d) Neither Borrower nor any of its Subsidiaries has actual knowledge of any liabilities related to Hazardous Materials Borrower or any of its Subsidiaries has retained or assumed, in whole or in part, contractually;

          (e) To Borrower’s knowledge, Hazardous Materials have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in a manner that could reasonably be expected to give rise to liability under any Environmental Law; and

          (f) Neither Borrower nor any of its Subsidiaries has actual knowledge that Borrower or any of its Subsidiaries has retained or assumed any liability contractually, with respect to the generation, treatment, storage or disposal of Hazardous Materials.

     8.18 Investments. Schedule 8.18 is a complete and correct description of all Existing Investments as of the Agreement Date. Borrower has provided to Administrative Agent, L/C Issuer and each Lender a complete copy of the Investment Policy of Borrower and each RIC.

     8.19 Reinsurance Agreements.

          (a) Except as set forth on Schedule F to the Annual Statements for each RIC for its fiscal year ending December 31, 2003, as updated by Schedule F to the March 31, 2004 financial statements, there are no material liabilities outstanding as of the Agreement Date under any Reinsurance Agreement. Each Reinsurance Agreement is in full force and effect; no RIC or, to the knowledge of Borrower, any other party thereto, is in breach of or default under any such Reinsurance Agreement; and Borrower has no reason to believe that the financial condition of any other party to any such Reinsurance Agreement is impaired such that a default thereunder by such party could reasonably be anticipated. Each Reinsurance Agreement is qualified under all applicable Laws to receive the statutory credit assigned to such Reinsurance Agreement in the relevant annual statement or quarterly statement at the time prepared. Except as set forth on Schedule 8.19, each Person to whom any RIC has ceded any material liability pursuant to any Reinsurance Agreement on the Agreement Date has a rating of “A-” or better by A.M. Best.

          (b) Except as set forth on Schedule 8.19, as of the Agreement Date there are no Reinsurance Agreements between Borrower or any of its Subsidiaries and Affiliates of Borrower.

     8.20 Separation Agreements. Attached as Exhibit L are a true and correct copy of all agreements between Borrower and any of its Subsidiaries and Vesta Insurance Group, Inc. and any of its Subsidiaries related to the separation of Borrower and its Subsidiaries from Vesta Insurance Group, Inc. (other than Reinsurance Agreements and Retrocession Agreements), all exhibits and schedules to such agreements, and all documents required to be delivered by every Person pursuant to such agreements. There are no agreements between or among any of the parties to such agreements and any other Person, and their respective Affiliates, related to the subject matter of such agreements not contained in the documents attached as Exhibit L.

     8.21 Key Personnel. Attached as Schedule 8.21 is a complete and correct list describing each person who holds the office of Chief Executive Officer, Chief Financial Officer, President and Executive Vice President of Borrower and President of each RIC as of the Agreement Date.

     8.22 Survival of Representations and Warranties, Etc. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date and at and as of the date of the making of each Loan and each L/C Credit Extension, and each shall be true and correct in all material respects when made, except to the extent applicable to a specific date. All such representations and warranties shall survive, and not be waived by, the execution hereof by Administrative Agent, L/C Issuer and Lenders, any investigation or inquiry by Administrative Agent, L/C Issuer or any Lender, or by the making of any Loan or L/C Credit Extension under this Agreement.

ARTICLE IX

EVENTS OF DEFAULT

     9.1 Default. The term “Event of Default” as used herein, means the occurrence and continuance of any one or more of the following events (including the passage of time, if any, specified therefor):

          (a) Loans. The failure or refusal of Borrower to pay any part of the principal of or interest on any Loan or of Borrower or the applicable RIC to pay any part of any Unreimbursed Amounts on or before the date such payment is due;

          (b) Other Obligations. The failure or refusal of Borrower to pay any part of the Obligations or a RIC to pay any part of the L/C Obligations related to a Letter of Credit issued for the account of such RIC (other than as referenced in Section 9.1(a)) on or before the date such payment is due and such failure shall continue for five days after such payment was due;

          (c) Certain Covenants. The failure or refusal of any Obligor punctually and properly to perform, observe and comply with any covenant, agreement or condition contained in Article III, Article VII (other than Sections 7.8 and 7.10), Sections 6.2 (a) — (f), (h), (k) and (n), 6.3 or 6.6;

          (d) Other Covenants. The failure or refusal of any Obligor punctually and properly to perform, observe and comply with any covenant, agreement or condition contained in any of the Loan Documents (other than covenants to pay the Obligations referenced in Sections 9.1(a) and (b) and those referenced in Section 9.1(c)) and such failure shall not have been remedied within ten days after the earlier of (i) notice thereof by Administrative Agent (which may be telephonic) and (ii) actual knowledge thereof by any such Obligor;

          (e) Voluntary Debtor Relief. Any Obligor or any of its Subsidiaries shall (i) execute an assignment for the benefit of creditors, or (ii) admit in writing its inability, or be generally unable, to pay its debts generally as they become due, or (iii) voluntarily seek the benefit or benefits of any Debtor Relief Law, or (iv) voluntarily become a party to any proceeding provided for by any Debtor Relief Law that would suspend or otherwise affect any of the rights of Administrative Agent, L/C Issuer or any Lender granted in the Loan Documents;

          (f) Involuntary Proceedings. Any Obligor or any of its Subsidiaries shall involuntarily (i) have an order, judgment or decree entered against it or a material portion of its property by any Governmental Authority pursuant to any Debtor Relief Law that would suspend or otherwise affect any of the rights granted to Administrative Agent or any Lender in any of the Loan Documents, or (ii) have a petition filed against it or a material portion of its property seeking the benefit or benefits provided for by any Debtor Relief Law that would suspend or otherwise affect any of the rights granted to Administrative Agent, L/C Issuer or any Lender in any of the Loan Documents;

          (g) Insurance Regulation. Any Insurance Regulator of any jurisdiction suspends or takes any steps towards suspending the business or operations of any Obligor or any of its Subsidiaries and any such event could reasonably be expected to result in a Material Adverse Change;

          (h) Judgments. Any Obligor or any of its Subsidiaries shall have rendered against it a money judgment in an aggregate uninsured amount in excess of $500,000 for which such Person has not set aside appropriate reserves, and the same shall remain in effect and unstayed for a period of sixty consecutive days;

          (i) Other Debt. (i) Any Obligor or any of its Subsidiaries shall default (A) in the payment of principal of or interest on any Debt in an aggregate amount, together with all other Debt in which a default exists, in excess of $500,000, or (B) in the performance of any other covenant, term or condition contained in any agreement with respect to such Debt (if such default shall occur and be continuing beyond any grace period with respect to such payment or performance), if the effect of such default is to cause or permit the holder or holders of such Debt (or any trustee on their behalf) to cause such Debt to become due, prepaid, redeemed or purchased prior to its date of maturity; or (ii) any event shall occur which either causes or permits the holder or holders of such Debt (or any trustee on their behalf) to cause such Debt to become due, prepaid, redeemed or purchased prior to its date of maturity;

          (j) Misrepresentation. Any statement, representation or warranty in the Loan Documents or in any writing ever delivered to Administrative Agent, L/C Issuer or any Lender pursuant to the Loan Documents proves to be incorrect in any material respect where made;

          (k) Change in Control. A Change in Control shall occur;

          (l) ERISA. Any Reportable Event under any Plan, or the appointment by an appropriate Governmental Authority of a trustee to administer any Plan, or the termination of any Plan within the meaning of Title IV of ERISA, or any material accumulated funding deficiency within the meaning of ERISA under any Plan, or the institution of proceedings by the PBGC to terminate any Plan or to appoint a trustee to administer any Plan, and any of such events could reasonably be expected to result in a Material Adverse Change; or

          (m) Loan Documents. Any Agreement, any Note, any Guaranty, any Letter of Credit Application and any reimbursement agreement related thereto and any amendment and restatement thereto, any Pledge Agreement, any Security Agreement, any confirmation of any pledge of any equity interest in any Subsidiary of Borrower, any document evidencing or intended to perfect any Lien granted pursuant to any Loan Document or any other material agreement related to this Agreement shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect in or be declared to be null and void (other than in accordance with the terms hereof or thereof) or the validity or enforceability thereof be contested by any Person party thereto (other than Administrative Agent, L/C Issuer or any Lender) or any Person (other than Administrative Agent or any Lender) shall deny in writing that it has any liability or any further liability or obligations under any Loan Document to which it is a party; or

any Security Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (other than Permitted Liens) in any Collateral.

     9.2 Remedies. If an Event of Default exists:

          (a) With the exception of an Event of Default specified in Section 9.1(e) or (f), Required Lenders may terminate each Lender’s Commitment and/or declare the principal of and interest on the Loans and Obligations and other amounts owed under the Loan Documents to be forthwith due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything in the Loan Documents to the contrary notwithstanding.

          (b) Upon the occurrence of an Event of Default specified in Section 9.1(e) or (f), the principal of and interest on the Loans and Obligations and other amounts and under the Loan Documents shall thereupon and concurrently therewith become due and payable and the Aggregate Commitments shall forthwith terminate, all without any action by Administrative Agent, L/C Issuer or any Lender or any holders of the Notes and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in the Loan Documents to the contrary notwithstanding.

          (c) Required Lenders may request that Administrative Agent, L/C Issuer and Lenders exercise all of the post-default rights granted to them under the Loan Documents or under Law.

          (d) L/C Issuer or Administrative Agent may require that Borrower and the applicable RIC Cash Collateralize all L/C Obligations.

          (e) The rights and remedies of Administrative Agent, L/C Issuer and Lenders hereunder shall be cumulative, and not exclusive.

     9.3 Application of Funds. After the exercise of remedies provided for in Section 9.2 (or after the Loans and other Obligations have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Administrative Agent and Lenders in the following order:

          (a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 11.2 and amounts payable under Article IV) payable under the Loan Documents to Administrative Agent in its capacity as such;

          (b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to Lenders and L/C Issuer (including Attorney Costs payable under Section 11.2 and amounts payable under Article IV), ratably among them in proportion to the amounts described in this clause Second payable to them;

          (c) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among Lenders in proportion to the respective amounts described in this clause Third payable to them;

          (d) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among Lenders in proportion to the respective amounts described in this clause Fourth held by them;

          (e) Fifth, to Administrative Agent for the account of L/C Issuer, to Cash Collateralize the L/C Obligations;

          (f) Sixth, to all other Obligations; and

          (g) Last, to the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law;

     Subject to Article III, amounts used to Cash Collateralize the L/C Obligations pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X

ADMINISTRATIVE AGENT

     10.1 Appointment and Authorization of Administrative Agent. Each Lender and L/C Issuer hereby irrevocably appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with L/C Issuer any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     10.2 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

     10.3 Liability of Administrative Agent. Neither Frost nor any Person under the Control of Frost or any Person having Control of Frost nor any of their respective equityholders,

directors, officers, employees or agents (each, an “Agent-Related Person”) shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to L/C Issuer or any Lender or Participant for any recital, statement, representation or warranty made by any Obligor or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Obligor or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to L/C Issuer or any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Obligor or any Affiliate thereof.

     10.4 Reliance by Administrative Agent.

          (a) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Obligor), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

          (b) For purposes of determining compliance with the conditions specified in Article V, each Lender and L/C Issuer that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender and L/C Issuer unless Administrative Agent shall have received notice from such Lender or L/C Issuer prior to the Agreement Date specifying its objection thereto.

     10.5 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders or L/C Issuer, unless Administrative Agent shall have received written notice from a Lender, L/C Issuer or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Administrative Agent will notify Lenders and L/C Issuer of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by Required Lenders in accordance with Article IX; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders and L/C Issuer.

     10.6 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender and L/C Issuer acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Obligor or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender and L/C Issuer as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender and L/C Issuer represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Obligor and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender and L/C Issuer also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly required to be furnished to Lenders and L/C Issuer by Administrative Agent herein, Administrative Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Obligor or any of its Affiliates which may come into the possession of any Agent-Related Person.

     10.7 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Obligor and without limiting the obligation of any Obligor to do so), based on their Pro Rata Share, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan

Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of Administrative Agent.

     10.8 Administrative Agent in its Individual Capacity. Frost and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each Obligor and its respective Affiliates as though Frost were not Administrative Agent and without notice to or consent of Lenders or L/C Issuer. Lenders and L/C Issuer acknowledge that, pursuant to such activities, Frost or its Affiliates may receive information regarding any Obligor or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Obligor or such Affiliate) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its interest in the Loans and Letters of Credit, Frost shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not Administrative Agent, and the terms “Lender” and “Lenders” include Frost in its individual capacity.

     10.9 Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon 30 days’ notice to Lenders and L/C Issuer. If Administrative Agent resigns under this Agreement, Required Lenders shall appoint from among Lenders a successor administrative agent for Lenders and L/C Issuer, which successor administrative agent shall be consented to by Borrower at all times other than during the existence of a Default (which consent of Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders, L/C Issuer and Borrower, a successor administrative agent from among Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 6.7 and 11.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above (except that in the case of any collateral security held by Administrative Agent on behalf of Lenders or L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed).

     10.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding pursuant to any Debtor Relief Law or other judicial proceeding relative to any Obligor or entity the equity or debt of which secures performance of the Obligations, Administrative Agent (irrespective of whether the principal of any Loan, L/C Obligations or any other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, L/C Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, L/C Issuer and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Sections 6.7 and 11.2) allowed in such judicial proceeding; and

          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders and L/C Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 6.7 and 11.2.

     Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer or to authorize Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

     10.11 Collateral Matters. Lenders and L/C Issuer irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (x) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration and termination of all Letters of Credit, (y) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (z) subject to Section 10.7, if approved, authorized or ratified in writing by the Required Lenders.

     Upon request by Administrative Agent at any time, Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 10.11.

ARTICLE XI

MISCELLANEOUS

     11.1 Notices.

          (a) All notices and other communications under this Agreement (except in those cases where giving notice by telephone is expressly permitted) shall be in writing and shall be deemed to have been given on the date personally delivered or sent by telecopy (answerback received), or three days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one day after being entrusted to a reputable commercial overnight delivery service, addressed to the party to which such notice is directed at its address determined as provided in this Section. All notices and other communications under this Agreement shall be given if to Borrower and each RIC, at the address specified on Schedule 11.1, if Administrative Agent, at the address specified on Schedule 11.1, if to any Lender, at the address specified on Schedule 11.1, and if to L/C Issuer, at the address specified on Schedule 11.1.

          (b) Any party hereto may change the address to which notices shall be directed by giving ten days’ written notice of such change to the other parties.

     11.2 Expenses. Borrower shall promptly pay:

          (a) all reasonable out-of-pocket expenses and reasonable Attorney Costs of Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, the transactions contemplated hereunder and thereunder, and the making of the Loans and L/C Credit Extensions hereunder;

          (b) all reasonable out-of-pocket expenses and reasonable Attorney Costs of Administrative Agent in connection with the preparation, negotiation, execution and delivery of any waiver, amendment or consent by Lenders, Required Lenders or L/C Issuer, as appropriate, relating to this Agreement or the other Loan Documents; and

          (c) all costs, out-of-pocket expenses and Attorney Costs of Administrative Agent, each Lender and L/C Issuer incurred for enforcement, collection, restructuring, refinancing and “work-out”, or otherwise incurred in obtaining performance under the Loan Documents, and all costs and out-of-pocket expenses of collection if default is made in the payment of the Notes or other Obligations which in each case shall include without limitation fees and expenses of consultants, counsel for Administrative Agent, and administrative fees for Administrative Agent.

     11.3 Waivers. The rights and remedies of Administrative Agent, Lenders and L/C Issuer under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No failure or delay by Administrative Agent, any Lender or L/C Issuer in exercising any right shall operate as a waiver of such right. Any waiver or indulgence granted by Administrative Agent, any Lender or L/C Issuer shall not constitute a modification of any Loan Document, except to the extent expressly provided in such written waiver or indulgence, or constitute a course of dealing by Administrative Agent, any Lender or L/C Issuer at variance with the terms of any Loan Document such as to require further notice by Administrative Agent, any Lender or L/C Issuer of Administrative Agent’s, any Lender’s or L/C Issuer’s intent to require strict adherence to the terms of such Loan Document in the future. Any such actions shall not in any way affect the ability of Administrative Agent, any Lender or L/C Issuer, in its discretion, to exercise any rights available to them under this Agreement, any other Loan Document or under any other agreement, whether or not Administrative Agent, any Lender or L/C Issuer is a party thereto, relating to Borrower, its Subsidiaries or other Obligors.

     11.4 Determinations by Administrative Agent, Lenders and L/C Issuer. Any material determination required or expressly permitted to be made by Administrative Agent, any Lender or L/C Issuer under this Agreement shall be made in its reasonable judgment and in good faith, and shall when made, absent manifest error, constitute prima facie evidence as to the accuracy thereof.

     11.5 Set-Off. In addition to any rights now or hereafter granted under Law and not by way of limitation of any such rights, during the existence of an Event of Default, Administrative Agent, each Lender and L/C Issuer and any subsequent holder of any Note or other Obligations, and any assignee or participant in any Note or other Obligation is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or any other Person, any such notice being hereby expressly waived, to set-off, appropriate and apply any deposits (general or special (except trust and escrow accounts), time or demand, including without limitation Debt evidenced by certificates of deposit, in each case whether matured or unmatured) and any other Debt at any time held or owing by Administrative Agent, such Lender, L/C Issuer or such holder to or for the credit or the account of Borrower, against and on account of the Obligations and other liabilities of Borrower to Administrative Agent, such Lender, L/C Issuer or such holder, irrespective of whether or not (a) Administrative Agent, such Lender, L/C Issuer or such holder shall have made any demand hereunder, or (b) Administrative Agent, such Lender, L/C Issuer or such holder shall have declared the principal of and interest on any Loan and other amounts due hereunder to be due and payable as permitted by Section 9.2 and although such obligations and liabilities, or any of them, shall be contingent or unmatured. Any sums obtained by Administrative Agent, any Lender, L/C Issuer or any assignee, participant or subsequent holder of any Note or other Obligation shall be subject to pro rata treatment of the Obligations and other liabilities hereunder. Notwithstanding any provision of any Loan Document to the contrary, no Lender may set-off against funds in any account containing only funds held in trust by Borrower for the benefit of a third party and which account Borrower has disclosed to Administrative Agent as being a trust account.

     11.6 Assignment.

          (a) Neither Borrower nor any other Obligor may assign or transfer any of its rights or obligations hereunder or under the other Loan Documents without the prior written consent of Administrative Agent and Lenders and, with respect to L/C Agreements, L/C Issuer.

          (b) With the prior written consent of Administrative Agent, a Lender may at any time sell participations in all or any part in its Commitment and/or the Loans (including such Lender’s participation in L/C Obligations) (collectively, “Participations”) to any banks or other financial institutions (“Participants”) provided that such Participation shall not confer on any Person (other than the parties hereto) any right to vote on, approve or sign amendments or waivers, or any other independent benefit or any legal or equitable right, remedy or other claim under this Agreement or any other Loan Documents, other than the right to vote on, approve, or sign amendments or waivers or consents with respect to items that would result in (i) (A) the extension of the date of maturity of, or (B) the extension of the due date for any payment of principal, interest or fees respecting, or (C) the reduction of the amount of any installment of principal or interest on or the change or reduction of any mandatory reduction required hereunder, or (D) a reduction of the rate of interest on, the Loans; or (ii) the release of security for the Obligations (except pursuant to this Agreement). Notwithstanding the foregoing,

Borrower agrees that Participants shall be entitled to the benefits of Article IX and Section 11.5 as though they were a Lender. To the fullest extent it may effectively do so under Law, Borrower agrees that any Participant may exercise any and all rights of banker’s lien, set-off and counterclaim with respect to its Participation as fully as if such Participant were the holder of the Loans and participation in the L/C Obligations in the amount of its Participation.

          (c) Each Lender may assign to one or more financial institutions or funds organized under the Laws of the United States, or any state thereof, or under the Laws of any other country that is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business (each, an “Assignee”) its rights and obligations under this Agreement and the other Loan Documents; provided, however, that (i) each such assignment (other than an assignment to a Lender) shall be subject to the prior written consent of Administrative Agent (which consent by Administrative Agent shall not be unreasonably withheld) and Borrower (provided, however, no consent of Borrower shall be required if an Event of Default under Sections 7.1, 7.2, 7.3, 7.4, 7.5, 9.1(a), (b), (e) or (f) exists), (ii) the amount of the Commitment and the Loans being assigned pursuant to each such assignment (determined as of the date of the assignment with respect to such assignment) shall in no event be less than $3,000,000, (iii) the applicable Lender, Administrative Agent and applicable Assignee shall execute and deliver to Administrative Agent an Assignment Agreement, together with the Notes subject to such assignment, and (iv) the Assignee or Lender executing the Assignment Agreement as the case may be, shall deliver to Administrative Agent a processing fee of $2,500. Upon such execution, delivery and acceptance from and after the effective date specified in each Assignment Agreement, which effective date shall be at least three Business Days after the execution thereof, (A) the Assignee thereunder shall be party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, have the rights and obligations of a Lender hereunder and (B) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish such rights and be released from such obligations under this Agreement.

          (d) Upon its receipt of an Assignment Agreement executed by a Lender and an Assignee, and any Note subject to such assignment, Borrower shall, within ten days after its receipt of such Assignment Agreement, at its own expense, execute and deliver to Administrative Agent in exchange for the surrendered Note a new Note payable to the order of such Assignee in an amount equal to the portion of the Loan assigned to it pursuant to such Assignment Agreement and a new Note to the order of the assignor in an amount equal to the portion of the Loan retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the principal amount of such surrendered Note, shall be dated the effective date of such Assignment Agreement and shall otherwise be in substantially the form of Exhibit A. Administrative Agent shall retain all restated Notes (marked “Restated”) until final payment in full of all Obligations, termination of the Aggregate Commitments and termination or expiration of all Letters of Credit.

          (e) Notwithstanding anything in this Section 11.6 to the contrary, each Lender may assign and pledge all or any portion of its interest in the Loans and its Notes to any Federal Reserve Bank as collateral security.

          (f) Except as specifically set forth in this Section 11.6, nothing in this Agreement or any other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement or any other Loan Documents.

          (g) Notwithstanding anything in this Section 11.6 to the contrary, no Assignee or Participant shall be entitled to receive any greater payment under Article IV than the assigning or participating Lender would have been entitled to receive with respect to the interest assigned or participated to such Assignee or Participant.

     11.7 Amendment and Waiver. The provisions of this Agreement may not be amended, modified or waived except by the written agreement of Borrower and Required Lenders; provided, however, that no such amendment, modification or waiver shall be made (a)without the consent of all Lenders, if it would (i) increase the Pro Rata Share or Commitment of any Lender, or (ii) extend the date of maturity of, extend the due date for any payment of principal or interest on, reduce the amount of any installment of principal or interest on, or reduce the rate of interest on, the Loans or other amount owing under any Loan Documents, or (iii) release any security for the Obligations (except pursuant to this Agreement), or (iv) reduce the fees payable hereunder, or (v) revise this Section 11.7, or (vi) waive the date for payment of any of the Obligations, or (vii) amend the definition of Required Lenders; (b) without the consent of Administrative Lender, if it would alter the rights, duties or obligations of Administrative Lender; or (c) without the consent of L/C Issuer, if it would alter the rights, duties or obligations of L/C Issuer or amend, modify or waive any provision of any L/C Agreement. Neither this Agreement nor any term hereof may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing the parties required by this Section 11.7. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

     11.8 Confidentiality. Administrative Agent, each Lender and L/C Issuer agree to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the NAIC), (c) to the extent required by Laws or by any subpoena or similar legal process, (d) to any other Lender or L/C Issuer, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the written consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Administrative Agent, any Lender or L/C Issuer on a nonconfidential basis from a source other than Borrower, any of its Subsidiaries or any other Obligor. For purposes of this Section, “Information” means all information received from Borrower, any other Obligor or any Subsidiary of Borrower relating to Borrower, any other Obligor or any Subsidiary of Borrower or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or L/C Issuer on a nonconfidential basis prior to disclosure by Borrower, any other Obligor or any Subsidiary of Borrower, provided that, in the case of information received from a Borrower, any other Obligor or any Subsidiary of Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     11.9 Counterparts. This Agreement may be executed in any number of counterparts, including via facsimile, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

     11.10 Severability. Any provision of this Agreement which is for any reason prohibited or found or held invalid or unenforceable by any Governmental Authority shall be ineffective to the extent of such prohibition or invalidity or unenforceability without invalidating the remaining provisions hereof in such jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

     11.11 Interest and Charges. It is not the intention of any parties to this Agreement to make an agreement in violation of the Laws of any applicable jurisdiction relating to usury. Regardless of any provision in any Loan Document, neither Administrative Agent nor any Lender nor L/C Issuer shall ever be entitled to receive, collect or apply, as interest on the Obligations, any amount in excess of the Maximum Amount. If Administrative Agent, any Lender, L/C Issuer or any Participant ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial repayment of principal by Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Amount, Borrower and Administrative Agent, Lenders and L/C Issuer shall, to the maximum extent permitted under Applicable Law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) amortize, prorate, allocate and spread in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate is uniform throughout the entire term of the Obligations; provided, however, that if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, Administrative Agent, Lenders and L/C Issuer shall refund to Borrower the amount of such excess or credit the amount of such excess against the total principal amount of the Obligations owing, and, in such event, neither Administrative Agent nor any Lender nor L/C Issuer shall be subject to any penalties provided by any Laws for contracting for, charging or receiving interest in excess of the Maximum Amount. This Section shall control every other provision of all agreements pertaining to the transactions contemplated by or contained in the Loan Documents.

     11.12 Replacement of Lenders. If any Lender requests compensation under Section 4.4, or if Borrower is required to pay any additional amount to any Lender or any Governmental

Authority for the account of any Lender pursuant to Section 4.1, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

          (a) The assignee Lender shall have paid to Administrative Agent the assignment fee specified in Section 11.6(c);

          (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

          (c) in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter; and

          (d) such assignment does not conflict with Applicable Laws.

     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

     11.13 Exception to Covenants. No Obligor shall be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

     11.14 USA Patriot Act Notice. Administrative Agent, each Lender and L/C Issuer hereby notify Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Act”), Administrative Agent, each Lender and L/C Issuer are required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Administrative Agent, each Lender and L/C Issuer to identify Borrower in accordance with the Act.

     11.15 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS; PROVIDED, HOWEVER, IT IS AGREED THAT THE PROVISIONS OF CHAPTER 346 OF THE TEXAS FINANCE CODE SHALL NOT APPLY TO THE TERM LOAN, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. THE LOAN DOCUMENTS ARE PERFORMABLE IN SAN ANTONIO, BEXAR COUNTY, TEXAS, AND BORROWER, ADMINISTRATIVE

AGENT, LENDERS AND L/C ISSUER WAIVE THE RIGHT TO BE SUED ELSEWHERE. BORROWER, ADMINISTRATIVE AGENT, LENDERS AND L/C ISSUER AGREE THAT THE STATE AND FEDERAL COURTS OF TEXAS LOCATED IN SAN ANTONIO, TEXAS SHALL HAVE JURISDICTION OVER PROCEEDINGS IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     11.16 WAIVER OF JURY TRIAL. EACH OF BORROWER, ADMINISTRATIVE AGENT, LENDERS AND L/C ISSUER HEREBY KNOWINGLY VOLUNTARILY, IRREVOCABLY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDERS AND L/C ISSUER ENTERING INTO THIS AGREEMENT AND MAKING ANY LOANS AND ISSUING ANY LETTERS OF CREDIT HEREUNDER.

     11.17 ENTIRE AGREEMENT. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

The Remainder of This Page Is Intentionally Left Blank.

     IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

BORROWER:	AFFIRMATIVE INSURANCE HOLDINGS, INC.

By:

Print Name:

Print Title:

RIC:	AFFIRMATIVE INSURANCE COMPANY

By:

Print Name:

Print Title:

INSURA PROPERTY AND CASUALTY INSURANCE COMPANY

By:

Print Name:

Print Title:

ADMINISTRATIVE AGENT:	THE FROST NATIONAL BANK, as Administrative Agent

By:

Print Name:

Print Title:

L/C ISSUER:	THE FROST NATIONAL BANK, as L/C Issuer

By:

Print Name:

Print Title:

LENDERS:	THE FROST NATIONAL BANK

By:

Print Name:

Print Title: